EXHIBIT 99.2

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT(this “Agreement”), dated as of January 12, 2011, by and among Capital Growth Systems, Inc. d/b/a Global Capacity Group, Inc., a Florida corporation (the “Company”), the direct or indirect subsidiaries of the Company set forth on the signature pages hereto and their subsidiaries (together with the Company, each a “Seller,” and collectively, the “Sellers”) and Pivotal Global Capacity LLC (together with its successors, assigns and/or designees, the “Buyer”).

RECITALS

WHEREAS, Sellers are engaged in the business of providing telecom information and logistics solutions to a global client set consisting of systems integrators, telecommunications companies, and enterprise customers (collectively, the “Business”);

WHEREAS, on July 23, 2010 (the “Petition Date”), the Sellers commenced voluntary petitions for relief (the “Bankruptcy Cases”), pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets owned and used by Sellers in connection with the Business (other than those assets specifically excluded hereby), (or, in the event of an Alternative Transaction, as defined herein, to acquire equity interests of the Company or one or more of its subsidiaries), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE III
DEFINITIONS

3.1 In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.  Any agreement referred to below shall mean such agreement, as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.  Capitalized terms not defined herein have the meanings set forth or used in the Bankruptcy Code or Plan.

“Accounts Receivable” has the meaning specified in Section 2.1(h).

“Administrative Expense Claims” shall have the meaning set forth in the Plan, as limited by the amount of the Purchase Price agreed to be attributable thereto by Buyers and Sellers including the amount of Professional Fees.

 “Affiliate,” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

 “Agreement” has the meaning specified in the preamble.

“Alternative Transaction” means any sale, transfer, lease or other disposition, directly or indirectly, of any Purchased Assets or any substantial portion of the Business (or any agreement or understanding to do any of the foregoing) pursuant to any transaction or series of transactions to Buyer, including through the purchase of assets of the Company or one or more of its subsidiaries or  through the acquisition of Shares or other equity interests of the Company or one or more of its subsidiaries (which, in such event, would render the defined term “Purchased Assets” to include such equity interests) by direct purchase of such equity interests, or by the cancellation of all existing outstanding equity and issuance of new equity interests, or pursuant to the terms of one or more mergers, consolidations, share exchanges, recapitalizations, reorganizations or other similar transactions, with or without redomestication or conversion of the Company or one or more of its subsidiaries into any form of entity under the laws of any state, as authorized by the Plan, to be effectuated prior to Closing.

“Assignment and Assumption Agreement” has the meaning specified in Section 3.1(e)(iii).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Auction” means the auction for the sale of the Purchased Assets contemplated by the Bidding Procedures Order.

“Bankruptcy Cases” has the meaning specified in the Recitals, and includes Adversary Proceedings by or against any of the Sellers.

“Bankruptcy Code” has the meaning specified in the Recitals.

“Bankruptcy Court” has the meaning specified in the Recitals.

“Bid Submission Deadline” means the deadline for submission of bids as established pursuant to the Bidding Procedures Order.

“Bidding Procedures Order” means the Order (a) Approving Procedures in Connection With Sale of Substantially All of the Debtors' Assets; (b) Scheduling Auction and Hearing to Consider Approval of Sale; (c) Approving Procedures Related to Assumption of Certain Executory Contracts and Unexpired Leases; (d) Approving Form and Manner of Notice Thereof; and (e) Granting Related Relief, entered by the Bankruptcy Court on August 24, 2010 (Docket No. 171), as modified by the Notice of Second Modification of Bidding Procedures filed on October 13, 2010 (Docket 316) and the Notice of Change of Auction Deadline Dates and Sale Hearing dated October 8, 2010 (Docket 305).

“Bid Procedures” means those Bid Procedures approved by the Bidding Procedures Order.

“Business” has the meaning specified in the Recitals.

“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday in the State of Delaware.

“Buyer” has the meaning specified in the preamble, acting in its capacity as successor Lenders.

“Buyer Documents” has the meaning specified in Section 6.2.

“Closing” has the meaning specified in Section 4.1.

“Closing Cash Payment” an amount, if any, in cash due and payable at Closing equal to the Purchase Price less the Credit Bid Amount less amounts attributable to Assumed Liabilities, which may be funded through the Sale Facility.

“Closing Date” has the meaning specified in Section 4.1.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble.

“Company SEC Reports” has the meaning specified in Section 5.12

“Confirmation Order” means the final, nonappealable order of the Bankruptcy Court that confirms the Plan, which has not been stayed or appealed (other than as consented to by Buyer in its sole discretion).

“Contracts” has the meaning specified in Section 2.1(c).

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies or a Person through voting securities, contract or otherwise.

“Credit Bid Amount” has the meaning set forth in Section 3.1(d)(i).

“Creditor” has the meaning set forth in 11 U.S.C. Section 101.

“Cure Amount” has the meaning specified in Section 2.3(c).

“Cure Schedule” has the meaning specified in Section 2.3(c).

 “DIP Facility” means that certain Debtor in Possession Loan and Security Agreement dated as of July 23, 2010 by and among the Sellers, and the Buyer as successor in interest to the Tranche A DIP Lender and the Tranche B DIP Lenders effective December 15, 2010.

“DIP Facility Budget” is a working capital budget of the Debtors continuing through the Closing, and shall include all estimated revenue and expenses, including Pre-Closing Costs.  Effective as of the Sale Closing, the DIP Facility will be increased by the Sale Facility to fund the Purchase Price, provided that Buyer may advance portions of the Sale Facility prior to the Closing in its sole discretion.

“DIP Lenders” means, the Buyer as successor in interest to the Tranche A DIP Lender and the Tranche B DIP Lenders.

“DIP Order” means the final order of the Bankruptcy Court approving the DIP Facility as approved by the Court as Docket 125, the rights under which were assigned to Buyer as successor in interest to the DIP Lenders by order of the Court at Docket 512.

“Employee Plans” has the meaning specified in Section 5.8(a).

“Employees” means all individuals, whether or not actively at work as of the date hereof, who are employed by one or more of the Sellers or their subsidiaries in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof and prior to the Closing to the extent Buyer approves the hire of such individuals after the date of this Agreement by prior written consent.

“Encumbrance” means any lien, claim, charge, security interest, encumbrance, mortgage, pledge, easement, option, right of first refusal, conditional sale or other title retention agreement, defect in title, covenant or other interests or restrictions of any kind.

“Environmental Law” means any Law relating to pollution or protection of human and occupational health and safety and the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling, discharge, Release, threatened Release of or exposure to Hazardous Substances.

“Equipment” has the meaning specified in Section 2.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 5.8(a).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.2.

“Excluded Liabilities” has the meaning specified in Section 2.4.

“Executive Officer” means with respect to a corporation the president, chief executive officer, chief operating officer, chief financial officer; with respect to a partnership, the general partners, and; with respect to a limited liability company, the managers; or their functional equivalents.

“Existing DIP Payment Amounts” means the outstanding principal drawn by Sellers and accrued and unpaid interest and all costs and fees pursuant to the DIP Facility on the Closing Date.

“FCC” means the United States Federal Communications Commission.

“Fee Claim” means a Claim by a Professional for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) (excluding any fees or  expenses under sections 503(b)(3) or (4)) or 1103(a) of the Bankruptcy Code in connection with the Bankruptcy Cases. For the avoidance of doubt, fees or expenses sought under sections 503(b)(3) or (4) or payable under section 506(b) are not Fee Claims.

“Fee Payment Cap” means the sum of $1,100,000 payable at the Closing (which sum takes into account the full funding by the DIP Lenders of the DIP Order Carve-Out, and is to be reduced by any pre-Closing discretionary advances, per Section 3.1(c)) by Pivotal Global Capacity, LLC to be used to satisfy Fee Claims, U.S. Trustee Fees for the post-Closing period and the distributions made in connection with the Closing and Wind Down Budget obligations.

“Federal Telecommunications Laws” means the Communications Act of 1934, as amended, including amendments made by the Telecommunications Act of 1996, 47 U.S.C. Section 151 et seq., and the rules, regulations and orders of the FCC.

 “Financial Statements” has the meaning specified in Section 5.12.

 “GAAP” means generally accepted accounting principles in the United States as of the date hereof as applied in a manner consistent with the Sellers’ historical accounting policies.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Hazardous Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, (ii) requires removal, remediation or reporting under any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Body under any Environmental Law.

“Intellectual Property” has the meaning specified in Section 2.1(e).

“Knowledge” means the actual knowledge of the Person, including, in the case of a corporation, partnership or limited liability company, the knowledge attributed to such entity based on the actual knowledge of its Executive Officers after due investigation and inquiry.

“Laws” means any law, statute, ordinance, regulation, rule, code or rule of common law or otherwise of, or any order, judgment, injunction or decree issued, promulgated, enforced or entered by, any Governmental Body.

“Lease Assignments” has the meaning specified in Section 4.2(a)(iii).

“Legal Proceeding” means any judicial, administrative or arbitral actions, demands, suits, proceedings (public or private), audit or investigation by or before a Governmental Body or arbitral tribunal excluding any liquidation of claims.

“Lenders” means Buyer as successor, collectively, to the Pre-Petition Lenders and the DIP Lenders.

 “Liability” means any debt, claim, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Magenta” means Magenta netLogic Limited, UK.  For purposes of this Agreement, all assets and liabilities of Magenta shall be shown on the appropriate Schedules attached hereto, and shall be included in the Purchased Assets acquired under this Agreement at the election of the Buyer.

“Material Adverse Change” means a state of facts, event, change or effect with respect to the Business, Purchased Assets, the Assumed Liabilities or the enforceability of any Contract that results in a material adverse effect on the value of the Purchased Assets or the Business, taken as a whole (or, in the event of an Alternative Transaction, the value of the Shares), but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (a) changes in economic, regulatory or political conditions generally, and (b) the usual, customary or ordinary consequences of the filing by a debtor of a Bankruptcy Case contemplating a reorganization or liquidation of the debtor’s assets.

“Mission Critical Vendors” means the utility vendors and other critical vendors as identified  on Schedule 2.3(c).

“Modified Plan” has the meaning specified in Section 7.5.

“Non-Transferred Assets” has the meaning specified in Section 2.5.

“Non-Transferred Assets Documents” means such bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of all of Sellers’ right, title and interest in the Non-Transferred Assets to Buyer.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business since the Petition Date.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Encumbrance” means (i) any of those Encumbrances set forth on Schedule 1.1(a) and/or (ii) any Encumbrance that Buyer agrees in writing to accept.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Property” has the meaning specified in Section 2.1(a).

“Petition Date” has the meaning specified in the Recitals.

“Plan” has the meaning specified in Section 7.5.

“Plan Effective Date” means the first Business Day on which all conditions set forth in the Plan have been satisfied or waived (other than those that, by their terms, will be satisfied contemporaneously with or immediately upon the occurrence of the Plan Effective Date) and no stay of the effectiveness of the Confirmation Order is in effect.

 “Pre Closing Costs” consists of operating expenses from the Petition Date through the Closing Date to the extent not covered by the Sellers’ operating income, in accordance with the DIP Facility Budget.  Pre Closing Costs shall not duplicate any amounts that have previously been paid by the DIP Facility.

“Pre-Petition Facility” means, collectively, the secured financing facilities provided by the Pre-Petition Lenders to Sellers before the Petition Date and all debentures issued to, and other documentation entered into with or in favor of, the Pre-Petition Lenders in connection therewith.

“Pre-Petition Lenders” means the Buyer as successor to holders of the August 2009 Debentures, the July 31, 2009 Debentures, the VPP 2009 Debentures, the November 2008 Debentures and the March 2008 Debentures (as each of those terms is defined in the Plan).

“Principal Amount” has the meaning specified in Section 3.1(a).

“Priority Claims” shall have the meaning set forth in the Plan as limited by the amount of the Purchase Price agreed to be attributable thereto by Buyers and Sellers.

“Professional Fees” shall mean any fees to be paid by Debtors due from, paid to or on behalf of a professional (including Capstone Investments) as limited by the amount of the Purchase Price agreed to be attributable thereto by Buyers and Sellers.

“Purchase Price” has the meaning specified in Section 3.1(b).

“Purchased Assets” has the meaning specified in Section 2.1.

“Qualified Bidder” means any Person considered to be a qualified bidder in the Auction pursuant to the Bidding Procedures Order.

“Real Property Leases” has the meaning specified in Section 2.1(b).

“Regulatory Approval Date” shall be the date 180 days following the Regulatory Filing Date.

“Regulatory Dates” shall be the Regulatory Filing Date and the Regulatory Approval Date.

“Regulatory Filing Date” shall be the date 14 days following the Sale Order Date.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the environment, including movement or migration through or in the environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Retained Causes of Action” means any and all claims and causes of action set forth on Schedule 2.2(f).

“Sale Facility” shall be an increase in the DIP Facility funded as of the Closing Date in an amount up to the portion of the Purchase Price and shall consist of the amount of the Existing DIP Payment Amounts and the amounts described in Section 3.1(b)(ii), equal to the Fee Payment Cap to pay Fee Claims, U.S. Trustee Fees incurred as a result of Closing disbursements and post-Closing, and  Wind Down  Budget in an aggregate amount not exceeding $1,500,000, Cure Amounts to the extent not paid from operating funds estimated at $6,731,000 for Mission Critical Vendors plus $123,000 for other executory contract holders, and Priority Claims estimated at $706,000 as agreed by the Buyer and Sellers in the Sale Facility Budget.

“Sale Facility Budget” shall consist of the Fee Payment Cap, Cure Amounts, and Priority Claims (including postpetition Taxes). The Sale Facility Budget is an increase in the DIP Facility Budget (which covered Administrative Expenses) to fund the Purchase Price at the Closing.

“Sale Hearing” has the meaning specified in Section 7.3.

 “Sale Motion” means the motion filed in the Bankruptcy Court by the Sellers on August 12, 2010 as Docket 115.

“Sale Order” has the meaning specified in Section 7.1.

“Sale Order Date” shall be the date 15 days after the Sale Order is entered, provided there is no stay or appeal.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” have the meanings specified in the preamble.

“Sellers Documents” has the meaning specified in Section 5.2.

“Shares” means all the issued and outstanding equity securities of the Company and, at the option of Buyer, one or more of the Sellers or other subsidiaries of the Company.

“State Regulatory Commission” means the agency, board, commission, department, or other instrumentality of a State, Territorial, District of Columbia, or Commonwealth government within or associated with the United States, having jurisdiction under that government’s laws to regulate the provision of intrastate telecommunications services.

“State Telecommunication Laws” means state statutes governing intrastate telecommunications in the States of the United States, the District of Columbia, and Territories and Commonwealths within or associated with the United States (the “States”), and the rules, regulations, and orders of the State Regulatory Commissions applicable to such intrastate telecommunications.

“Straddle Period” has the meaning specified in Section 10.3.

“Straddle Period Taxes” has the meaning specified in Section 10.3.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i)           any federal, state or local net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and

(ii)           any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax sharing arrangement or Tax indemnity agreement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” means any federal, state, local or foreign government, or any agency, instrumentality or employee thereof, charged with the administration of any Law relating to Taxes.

“Telecommunications Laws” means the Federal Telecommunications Laws and the State Telecommunications Laws.

“Tranche A DIP Lender” means Downtown CP-CGSY, LLC.

“Tranche A Loan” means the loan by Buyer as successor to the Tranche A DIP Lender pursuant to the DIP Facility.

 “Tranche B DIP Lenders” means the Tranche B DIP Lenders party to the DIP Facility and any other Pre-Petition Lender and, with the consent of the existing Tranche B DIP Lenders, any other person that elects to become a Tranche B Lender under the DIP Facility.

“Tranche B Loan” means the loans by Buyer as successor to the Tranche B DIP Lenders pursuant to the DIP Facility.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, value added, goods and services, filing, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions contemplated by this Agreement.

“Transferred Employees” has the meaning specified in Section 9.1.

“Undisclosed Contract” has the meaning specified in Section 2.1.

“U.S. Trustee Fees” means fees due to the U.S. Trustee by the Sellers, before or after the Closing, arising under 28 U.S.C. § 1930(a)(6) or otherwise, and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

“WARN” or “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state Law, and the rules and regulations thereunder.

“Wind Down Budget” has the meaning ascribed to such term in the Plan, as limited to the amount agreed to by Buyer and Sellers as part of the Purchase Price.

ARTICLE II
PURCHASE AND SALE

2.1 Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, in exchange for the Purchase Price, Buyer shall purchase, acquire and accept out of the bankruptcy estate of the Sellers, and the Sellers on behalf of the Sellers’ estate shall sell, transfer, assign, convey and deliver, free and clear of all Encumbrances (other than any Permitted Encumbrances) to the extent permissible under Sections 363 and 365 of the Bankruptcy Code, to Buyer, on an as-is, where is basis, with no representations or warranties except as otherwise set forth herein, all of the Sellers’ right, title and interest in, to and under the Purchased Assets (which, in the event of an Alternative Transaction involving the acquisition by Buyer of any Shares, is effected through the transfer of all such Shares) ..  “Purchased Assets” shall mean all assets, properties, interests and rights of the Sellers, other than the Excluded Assets, as of the Closing, used or useful in connection with or related to the Business, including:

(a) all tangible personal property of Sellers, including without limitation all machinery, equipment (including, without limitation, telecommunications equipment, computer equipment, routers, switches, concentrators, peripherals and related hardware) (“Equipment”), furniture, fixtures, leasehold improvements and all other fixed or tangible assets owned or leased under assumed Contracts, including, without limitation, those items described on Schedule 2.1(a) (collectively, the “Personal Property”), except those items to be retained by Sellers pursuant to Section 2.2 hereto;

(b) all real property leases and subleases as set forth in Schedule 2.1(b) (the “Real Property Leases”);

(c) all of Sellers’ rights in or under (i) all contracts with customers, and all software licenses, including without limitation those listed on Schedule 2.1(c)(i) and (ii) all telecommunication circuit contracts, and call contracts with vendors, software developers and others and the equipment leases listed on Schedule 2.1(c)(ii) (collectively, the “Contracts”) and all claims and causes of action thereunder, provided that any contracts with customers not listed on Schedule 2.1(c)(i) shall be deemed included on that Schedule, unless specifically listed as excluded on Schedule 2.2(e);

(d) all of Sellers’ rights in and to security and vendor deposits, prepayments and refunds existing with respect to the assumed and assigned Real Property Leases and Contracts, including, without limitation, those listed on Schedule 2.1(d);

(e) all of Sellers’ intellectual property and intangible property, including without limitation all of Sellers’ (1) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, logos, symbols, trade dress, product configurations, assumed names, fictitious names, Internet protocol addresses, trade names, indicia of origin, all applications and registrations for all of the foregoing, together with all goodwill associated with any of the foregoing and symbolized thereby, including all extensions, modifications and renewals or same; (2) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations and applications therefore, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (3) confidential and proprietary information, trade secrets and know-how relating to the Business, including processes, schematics, databases, customer and other resource lists, formulae, drawings, prototypes, models, designs, and any confidential, secret or proprietary aspects of the Business, including, without limitation, marketing information, pricing arrangements with customers and suppliers or financial information relating to the Business; (4) all proprietary computer software of Sellers, including, without limitation, all computer programs, object code, source code, user interface, databases and documentation; (5) rights in works of authorship, including databases and other compilations of information; and (6) other intellectual property or proprietary rights owned by Sellers including without limitation those utilized in, developed in connection with or material to the Business, including without limitation any of the foregoing listed on Schedule 2.1(e) (collectively, the “Intellectual Property”) and all Contracts pursuant to which any Seller is granted a license to, or any rights under, any Intellectual Property of any third Person and all Contracts pursuant to which any Seller grants to a third Person a license to, or any rights under, any Intellectual Property;

(f) all rights of setoff and recoupment with respect to the Assumed Liabilities;

(g) all actions under 11 U.S.C. Sections 544 through 550 (except as are specifically retained by the Sellers under Schedule 2.2(f)), and all counterclaims, offsets, defenses and denials against claims of creditors, and all rights and claims of Sellers, whether known or unknown, absolute or contingent, matured or unmatured, or otherwise, against third parties whether in tort, contract or otherwise, other than those relating to or arising under the Contracts (except with respect to all matters referred to in this subsection (g), to the extent necessary to setoff against claims of Creditors or to recover claims for damages against Sellers’ estates, as set forth on Schedule 2.1(g), provided that such exception does not extend to actions against any and all (i) Mission Critical Vendors, (ii) counterparties to contracts assumed and assigned to Buyer under this Agreement, (iii) customers of the Business, and (iv) any other party determined by Buyer in its sole discretion to be important to the operation of the Business, and designated by Buyer prior to the Closing.  No actions against (i), (ii), (iii) or (iv) defendants shall be pursued by Sellers, as all such actions are included in the Purchased Assets, and Sellers shall consult with Buyer before pursuing any potential Retained Actions/Excluded Actions, and obtain Buyer’s written confirmation that such action is not within the scope of (i), (ii), (iii) or (iv)).

(h) all accounts receivable, trade accounts and other amounts owed to any of the Sellers relating to, or arising in connection with the operation and conduct of, the Business (including overdue accounts receivable and all accounts receivable that have been billed by Sellers in advance for services or products that have not yet been provided prior to the Closing Date) and any other rights of any of the Sellers to payment from any other Seller, any subsidiary of any Seller or any third party and the full benefit of all security for such accounts or rights to payment, including, together with any and all proceeds of any of the foregoing (collectively, the “Accounts Receivable”);

(i) all cash and cash equivalents whether on hand, in transit or in banks or other financial institutions, security entitlements, securities accounts, commodity contracts and commodity accounts and including any cash collateral that is collateralizing any letters of credit, or obligation with respect thereto, assumed by the Buyer, but excluding any cash tendered as part of the Purchase Price, including all net operating income (in whatever form) to the extent not used in accordance with final orders entered by the Bankruptcy Court or in accordance with the DIP Facility Budget, prior to the Closing;

(j) at the option of Buyer, in its sole discretion, all Shares, including, without limitation, all shares of the capital stock of Magenta, whether or not an this Agreement is effected through an Alternative Transaction;

(k) all of Sellers’ books of account, records, files (including those relating to customers and carriers), customer lists, invoices and similar financial books, records and information, employment records and files, and Sellers’ engineering and other technical books, papers, files and records (including all data and other information stored on discs, tapes, including back up tapes, or other media) relating to the Business, provided that Sellers shall have the right to make copies of such books and records to the extent Sellers determine that they are necessary to enable Sellers to wind down Sellers’ estates and/or are otherwise required for legal or regulatory reasons;

(l) all rights to enforce any and all agreements between Sellers and their respective employees relating to noncompetition, invention assignment, proprietary information and/or confidentiality; except that Seller shall retain any cause of action against any Employee for damages to the extent of loss or damage suffered by the Sellers or their estates on account of employee conduct occurring prior to the Closing Date;

(m) all other rights of Sellers relating to the Business, including, without limitation, all goodwill relating to the Business;

(n) all Permits and licenses, other than non-transferrable Permits and licenses which are not material to the Business as determined and approved by Buyer in its sole discretion;

(o) all telephone, fax numbers, carrier identification codes, other than those not transferable which are not material to the Business as determined and approved by Buyer in its sole discretion;

(p) all websites;

(q) all rights under warranties relating to the Purchased Assets; and

(r) all proceeds of insurance arising from damage to, destruction of or loss relating to the Purchased Assets or covering claims, if any, for which Buyer may have successor liability, provided, however, with respect to any successor liability claims, such proceeds shall be used solely either to satisfy such liability directly or, if Buyer or the Sellers have already satisfied such a claim, to reimburse Buyer or the Sellers to the extent of such satisfaction.

(In the event of an Alternative Transaction, the enumeration of items in 2.1(a)-(r) above shall, with respect to any entity whose Shares are being acquired, refer to such entity’s right, title or interest therein, it being the intent that Buyer shall acquire such assets indirectly through the purchase of such Shares.)

Notwithstanding anything to the contrary contained herein, (x) Sellers may at any time up to the date of the Sale Hearing, supplement Schedule 2.1(b), Schedule 2.1(c)(i) or Schedule 2.1(c)(ii), as applicable, to add any contract or lease that was not previously listed thereon, in which case such contract or lease shall be, subject to the consent of Buyer in its sole discretion, as applicable, a Purchased Asset, or (y) Buyer may, in its sole discretion, at any time prior to the Closing remove from Schedule 2.1(b), Schedule 2.1(c)(i) or Schedule 2.1(c)(ii), as applicable, any contract or lease listed thereon, in which case such contract or lease shall be an Excluded Asset.  In the case of any contract or lease the existence of which was not disclosed to Buyer in reasonable detail prior to the date hereof (an “Undisclosed Contract”), Buyer may add such Undisclosed Contract to Schedule 2.1(b), Schedule 2.1(c)(i) or Schedule 2.1(c)(ii), as applicable, at any time prior to the date of the Sale Hearing, and Sellers shall take all actions desirable or necessary including filing any necessary or desirable motions or applications and obtaining any appropriate Orders from the Bankruptcy Court, in order to effectuate the assignment of such Undisclosed Contract to Buyer.  It is the intention of the parties that all assets of Sellers other than Excluded Assets are to be included in the sale hereunder.  Accordingly, if any asset of Sellers, which is not an Excluded Asset, is not transferred to Buyer at Closing, in the sole discretion of Buyer, Sellers shall cause it to be transferred to Buyer for no additional consideration, subject to Bankruptcy Court approval including any requirement to pay any Cure Amount (which Cure Amount shall be paid by Buyer if Buyer elects to acquire such asset but without any increase in the Purchase Price, unless Buyer determines, in its sole discretion, to increase the Purchase Price therefor), including assuming and assigning any executory contracts and unexpired leases.  At Buyer’s option, Sellers shall cause, prior to the Closing Date, any or all assets of Magenta to be transferred to Sellers by Magenta.

2.2 Excluded Assets.  Any provision herein to the contrary notwithstanding, the Purchased Assets shall not include any of the following assets (the “Excluded Assets”):

(a) the Purchase Price;

(b) at the option of Buyer, in its sole discretion, any and all Shares of the capital stock or any equity interest of any of the Sellers or any of their subsidiaries;

(c) any: (i) confidential personnel and medical records pertaining to any Employee to the extent such records may not be transferred to Buyer pursuant to applicable Law; (ii) other books and records that the Sellers are required by Law to retain including, without limitation, Tax Returns, taxpayer and other identification numbers, financial statements and corporate or other entity filings provided, that Buyer shall have the right to make copies of any portions of such retained books and records to the extent that such portions relate to the Business or any of the Purchased Assets; (iii) any information management systems of the Sellers, other than those used in or useful in connection with or related to the Business; and (iv) (except in the event of an Alternative Transaction) minute books, stock ledgers, equity books, equity ledgers, equity certificates and stock certificates of any Seller or any of its Subsidiaries which do not constitute Purchased Assets; in each case (i)-(iv) above, subject to Buyer’s ability to make copies thereof as Buyer deems necessary and proper;

(d) assets of any Employee Plan, which shall be terminated or disposed of prior to the Closing if an Alternative Transaction is implemented;

(e) those assets described on Schedule 2.2(e), and any Contracts and Real Property Leases not listed on Schedule 2.1(b), 2.1(c)(ii) as specifically assumed, all of which assets shall be terminated or disposed of prior to the Closing if an Alternative Transaction is implemented; Buyer may, in its sole discretion, at any time prior to Closing, move Personal Property, Real Property Leases and Contracts from Schedules 2.1(a), 2.1(b) and 2.1(c)(i) and (ii) to Schedule 2.2(e) after further due diligence; provided, however, that so moving any Personal Property, Real Property Leases or Contracts shall not result in any reduction of the Purchase Price; and

(f) the Retained Causes of Action set forth on Schedule 2.2(f), subject to the restrictions in Section 2.1(g).

2.3 Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer shall assume and agree to discharge the following, and only the following, Liabilities of Sellers (the “Assumed Liabilities”):

(a) all Liabilities relating to the operation of the Business acquired hereunder that arise from events, facts or circumstances that occur on or after the Closing;

(b) all of Sellers’ obligations under the Contracts and the Real Property Leases acquired hereunder and obligations to pay Taxes of Governmental Units, which accrue after the Closing

(c) all of Sellers’ (a) accounts payable and other obligations under the Contracts and the Real Property Leases assumed and assigned hereunder and (b) obligations to pay Taxes of Governmental Units, in each case that are current, accrued and unbilled obligations incurred postpetition, which Buyer will pay when invoiced and due in the ordinary course after Closing;

(d) all amounts payable under Section 365 of the Bankruptcy Code to cure monetary defaults under the Contracts and the Real Property Leases acquired hereunder in accordance with the Assignment Notices described in Section 7.3 herein between Sellers and the counterparty to such Contracts and Real Property Leases  or as otherwise provided in an Order of the Bankruptcy Court, to the extent not previously paid by Seller as an Administrative Expense; provided, however, that Buyer’s assumption of each Contract and each Real Property Lease is predicated upon the Cure Amount not exceeding the amount set forth on Schedule 2.3(c) (the “Cure Schedule”) or such greater amount as the Bankruptcy Court shall determine is the Cure Amount for each Contract and Real Property Lease to be assumed by Buyer in accordance with such Assignment Notice, subject to Buyer’s right to reject any of such Contracts or Real Property Leases prior to the Closing Date and further subject to Buyer’s ability, in its sole discretion, to increase the Purchase Price for any additional Cure Amount which may be required prior to the Closing Date (collectively, the “Cure Amount”).

For the avoidance of doubt, the parties agree that (i) the portion of the Cure Amount payable on the Closing Date shall be paid by the Sellers as an Administrative Expense (but separately allocated outside the aggregate Administrative Expense limit in the Purchase Price), using part of the Closing Cash Payment at Closing and first using any funds deemed not to collateralize the Pre-Petition Facility, (ii) Buyer’s assumption of the Assumed Liabilities shall be without duplication of the expenses paid by Buyer as Pre-Closing Costs or otherwise advanced as part of the Sale Facility or DIP Facility, and (iii) any Closing Cash Payments shall be without duplication of amounts advanced as part of the DIP Facility.

2.4 Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Sellers, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to Section 2.3 (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”).  Without limiting the generality of the foregoing, all of the following shall be Excluded Liabilities for purposes of this Agreement:

(a) all Liabilities of the Sellers relating to or otherwise arising, whether before, on or after the Closing Date, out of, or in connection with, any of the Excluded Assets;

(b) all accounts payable arising from the Business (including without limitation those arising under Contracts and Real Property Leases) which accrue or arise prior to the Closing Date and which remain unpaid on the Closing Date, except insofar as they are within 2.3(c);

(c) claims of Creditors not expressly assumed hereunder;

(d) all Liabilities with respect to all Employee Plans, policies, agreements and arrangements of the Sellers and their Affiliates, including all Employee Plans, and any Liability to or in respect of, or arising out of or in connection with, the employment by any of the Sellers or cessation of employment with any of the Sellers of any Employees or independent contractors or former employees or independent contractors of any of the Sellers, including any severance obligations that arise on or prior to the Closing Date and any WARN liability associated with the termination of Employees;

(e) any and all federal or state regulatory charges or assessments in respect of operations of Sellers prior to the Closing Date, including but not limited to all universal service fund charges, federal excise taxes, FCC charges for network access, local number portability charges, telecommunications relay service charges, local communications taxes, state gross receipts taxes, state utility privilege taxes and 911 fees, other than those paid by the allocation to Priority Claims of a portion of the Purchase Price;

(f) all Taxes payable or that become payable by Sellers arising from the conduct of the Business prior to the Closing Date other than those paid by the allocation to Priority Claims of a portion of the Purchase Price (which shall encompass Taxes incurred postpetition in the course of operation of the Business, for purposes of this Agreement).  All sales Taxes and universal service charges collected by Buyer attributable to a sale that occurred prior to the Closing Date shall be remitted to the appropriate Taxing Authority or universal service administrative company for credit to Sellers’ account;

(g) any debt of the Sellers, except to the extent otherwise expressly included in Assumed Liabilities;

(h) any Claim or Interest or any kind or nature in any of the Shares;

(i) any liabilities or obligations of Sellers arising prior to the Closing Date, except as expressly assumed by Buyer in writing, including any obligations to any holders of Claims and/or Interests in the Sellers or affiliates thereof.

(In the event of an Alternative Transaction, the enumeration of items in 2.4(a)-(i) above shall, with respect to any entity whose Shares are being acquired, refer to such entity’s liabilities and shall require the termination of such liabilities as a condition of Closing, it being the intent that Buyer shall acquire such Shares of such entity only if such liabilities of such entity have been discharged or otherwise disposed of.)

For the avoidance of doubt, amounts paid by Buyer on behalf of the Existing DIP Payment Amounts, Pre Closing Expenses, Administrative Expense Claims including Professional Fees, and Priority Claims at Closing shall be in the nature of payment of the Purchase Price and shall be allocated by Sellers as set forth in the Plan, with Administrative Expense Claims and the Cure Amount first using any funds deemed not to collateralize the Pre-Petition Facility. No presumption shall arise as to the assumption by Buyer of any liabilities related to any of Administrative Expense Claims including Professional Fees or Priority Claims by virtue of payments of amounts allocated by Sellers to such categories.

2.5 Non-Transferred Assets.

(a) Notwithstanding anything in this Agreement to the contrary, the parties agree that, to the extent that as of the Closing certain of the Purchased Assets cannot be transferred to Buyer (i) pending Buyer obtaining the requisite telecommunications regulatory authorizations from State and Federal regulatory agencies and/or consent of State and Federal regulatory agencies to the transfer of such Purchased Assets or (ii) if an attempted assignment of any Contract or Real Property Lease, without the consent of any other Person that is a party thereto, would constitute a breach thereof or in any way negatively affect the rights of Buyer (unless the restrictions on assignment would be rendered ineffective pursuant to sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code, as amended), as the assignee of such Contract or Real Property Lease, as the case may be, thereunder (or, in the event of an Alternative Transaction, if the acquisition by Buyer of any Shares or other equity interests of Company or one or more subsidiaries is not consummated because certain Transferred Assets cannot be owned by Buyer or by entities whose Shares or other equity interests are owned by Buyer), Sellers shall retain title to such assets (the “Non-Transferred Assets”) and any Assumed Liabilities related to such assets, pending receipt of such authorizations and consents, and shall hold and treat such assets in accordance with the terms set forth in a management agreement to be agreed upon between Buyer and Sellers.  Upon receipt from time to time of any such necessary consents, such Non-Transferred Assets as are subject to the consents so received, shall be transferred to Buyer pursuant to subsection 2.5(b) below, and Buyer shall assume all related Assumed Liabilities (or, in the event of an Alternative Transaction, the applicable Shares or other equity interests of the Company or one or more of its subsidiaries shall be transferred to Buyer or otherwise caused to be acquired by Buyer by direct purchase of such equity interests, or pursuant to the terms of one or more mergers, consolidations, share exchanges, recapitalizations, reorganizations or other similar transactions, with or without redomestication or conversion of the Company or one or more of its subsidiaries into any form of entity under the laws of any state).

(b)             Subject to and in accordance with the terms and conditions of this Agreement and without limiting the obligations of the parties, it is hereby acknowledged, confirmed and agreed by the parties that each of the parties will execute, deliver, or cause to be delivered the Non-Transferred Asset Documents upon receipt of the consents and approvals, if any, referred to in clauses 2.5(a)(i) and 2.5(a)(ii) above.  Upon delivery of such duly executed Non-Transferred Asset Documents, the requirements of Article XI below shall be deemed to be satisfied as if such Non-Transferred Assets and related Assumed Liabilities had been transferred to and assumed by Buyer at the Closing, and the Purchase Price will not be affected by Non-Transferred Assets.

2.6 Prorations at Closing.  All items of income, expense, charges, fees and costs covered by this Agreement, to the extent earned, incurred or accrued for a period that starts before and ends after the Closing Date, shall be pro-rated as of the Closing Date with Sellers receiving or responsible for the pro-rated amount for the period before the Closing Date and Buyer receiving or responsible for the pro-rated amount from and after the Closing Date.  Such pro-rated amounts shall be determined at Closing or, if it is not possible to calculate them at that time because of insufficient information, promptly after such information becomes available.  To the extent that either party requests a post-closing reconciliation of pro-rations at Closing, such reconciliation shall be made within 45 days after Closing.

2.7 Sellers’ Access to Records and Personnel.  Sellers, so long as any of them remain a debtor in a case under any chapter of the Bankruptcy Code, shall, at reasonable times and on reasonable notice, have access to all records and Transferred Employees for all actions that are reasonably necessary or reasonably proper to administer such case under the Bankruptcy Code.

ARTICLE III
PURCHASE PRICE

3.1 Purchase Price.

(a) Each of the parties hereby acknowledges, confirms and agrees that the Debtors have incurred indebtedness under the DIP Facility.

(i) Buyer agrees that from subject to the terms and conditions of the DIP Facility, it will continue to fund the DIP Facility following entry of the Sale Order to the Closing Date as agreed by Buyer and Seller in the DIP Facility Budget.

(ii) Buyer shall satisfy the Existing DIP Payment Amounts on the Closing Date from the Sale Facility; provided, however that the Existing DIP Payment Amounts may be satisfied by Buyer’s assumption and continued funding of the DIP Facility as part of the Sale Facility, continuing in effect all of Buyer’s right, title and interests in the DIP Facility, and the Collateral for the DIP Facility.

(b) The purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount not to exceed $28,643,000 (plus assumption of Assumed Liabilities), as follows:

(i) An amount equal to the Sale Facility, which will fund

(A)	The Existing DIP Payment Amounts in the estimated amount of $10,983,000

(B)
An amount not to exceed $8,660,000 consisting of the sum of the following (w) Cure Amounts (estimated at $6,731,000 for Mission Critical Vendors plus $123,000 for other executory contract holders), plus (x) Priority Claims (estimated at $706,000), plus (y) $1,100,000 for the Fee Payment Cap;

(C)	Credit bid of $9,000,000 of the Pre-Petition Facility, which Buyer may assume and satisfy post-Closing, in its sole discretion;

(ii) plus assumption of the Assumed Liabilities.

(c) Not later than one (1) Business Day prior to the Closing Date, the Sellers and Buyer shall cooperatively prepare a closing statement consisting of (i) the amount necessary to pay off amounts drawn on the DIP Payment Amounts; (ii) amounts attributable to the Cure Amount to be paid on the Effective Date pursuant to the Confirmation Order from an additional draw on the Sale Facility (which statement shall set forth in reasonable detail the basis for the calculation of the Cure Amount); (iii) amounts necessary to fund the Fee Payment Cap components not previously paid by the DIP Facility or Sale Facility (for the avoidance of doubt, advances by Purchaser in its discretion from the Sale Facility to satisfy amounts within the Fee Payment Cap reduce, dollar for dollar, the Sale Facility and the total amount that will be funded on the Closing for the Fee Payment Cap), amounts attributable to Priority Claims, amounts due under the Wind Down Budget (to the extent not previously paid by the DIP Facility), all to be satisfied from an additional draw on the Sale Facility. Under no circumstances shall the foregoing exceed, on an aggregate basis, the remaining Purchase Price; provided however, that all Administrative Expense Claims (as defined in the Plan) and all other claims and liabilities of Seller not expressly assumed by Buyer shall have been paid, satisfied or discharged by the Plan and the Confirmation Order, with Administrative Expense Claims along with the Cure Amount first satisfied by using any funds deemed not to collateralize the Pre-Petition Facility.

(d) At the Closing, the Purchase Price shall be payable,

(i) with respect to the DIP Facility, in the form of a credit in an amount equal to Sellers’ obligations under the DIP Facility, in accordance with § 363(k) of the Bankruptcy Code (the “Credit Bid”), or by assumption of the DIP Payment Amounts by Buyer;

(ii) with respect to amounts attributable to the Cure Amount, the Fee Payment Cap, and the Priority Claims in cash by advances from the Sale Facility (to the extent not previously paid by the Debtors using DIP Facility financing and operating income under the DIP Budget, and the Purchase Price is reduced to the extent of such a payment and, to the extent any such payment is a Fee Payment Cap item, such payment also reduces the amount available under the Fee Payment Cap); and

(iii) with respect to the amount of the Assumed Liabilities described in Section 2.3, by assuming such Assumed Liabilities through a duly executed assignment and assumption agreement reasonably agreed to by Buyer and Sellers (the “Assignment and Assumption Agreement”) or such other instrument(s) of conveyance and transfer, in form and substance reasonably acceptable to Sellers, as may be necessary to convey the Purchased Assets to Buyer (which, in the event of an Alternative Transaction, shall acknowledge that the Assumed Liabilities of any entity whose Shares are being acquired remain li0abilities of such entity and are not being directly assumed by Buyer).

(e) Amounts necessary to fund estimated draws under the Sale Facility shall be funded by Buyer on the Closing Date.

ARTICLE IV
CLOSING

4.1 Closing Date.  Subject to the satisfaction of the conditions set forth in Article XI hereof (or the waiver thereof by the party entitled to waive that condition) and subject to Buyer’s right to terminate this Agreement pursuant to Section 7.5; the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities, including through the Alternative Transaction provided for in Article II hereof, if applicable (collectively, the “Closing”) shall take place at 10:00 a.m. (Phoenix time) on the Business Day selected by Buyer occurring as soon as practicable after satisfaction or waiver of the conditions set forth in Article XI; provided that (i) the Closing will not be delayed until the Regulatory Approval Date if all Regulatory Approvals have been obtained and all other conditions to Closing have been satisfied prior to that date, but shall occur as soon as all conditions to Closing are met, and (ii) the Closing Date shall be no later than the Regulatory Approval Date.  Buyer may decide, in its sole and absolute discretion, to proceed with the Closing prior to a Plan Effective Date.

The Closing shall take place at the offices of Lewis and Roca, LLP (or at such other place as the parties may designate in writing).  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2 Closing Deliveries.

(a) Sellers’ Deliveries.  At the Closing, the Sellers shall deliver to Buyer:

(i) If an Alternative Transaction is implemented, execution of any and all documents necessary to effectuate the acquisition of Shares and/or other equity interests of the Company or one or more of its subsidiaries (which, in such event, would render the defined term “Purchased Assets” to include such equity interests) by direct purchase of such equity interests, or by the cancellation of all existing outstanding equity and issuance of new equity interests, or pursuant to the terms of one or more mergers, consolidations, share exchanges, recapitalizations, reorganizations or other similar transactions, with or without redomestication or conversion of the Company or one or more of its subsidiaries into any form of entity under the laws of any state, including without limitation an assignment of certificate of stock or other equity interest, articles of redomestication or conversion or merger or share exchange or any other documents required to be filed by any state having jurisdiction over the entities who are parties to an Alternative Transaction or formed or to be formed in connection with an Alternative Transaction;

(ii) bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of all of Sellers’ right, title and interest in the Purchased Assets to Buyer, duly executed by the Sellers;

(iii) original  books and records, including, without limitation, originals of any title documents related to the Purchased Assets and originals of any of the Purchased Assets, including contracts, real property leases, Intellectual Property and Permits and any and all passwords, user names, log ins and similar codes related to any of the Purchased Assets;

(iv) a duly executed Assignment and Assumption Agreement;

(v) an assignment and assumption of each Real Property Lease (collectively, the “Lease Assignments”), duly executed by the applicable Seller that holds the leasehold interest in such Real Property Lease;

(vi) duly executed assignments of (i) the patents and trademarks that are included in Intellectual Property (if applicable), in forms suitable for recording in the United States Patent and Trademark Office, and (ii) duly executed assignments of the copyright registrations and applications for copyright registration owned by the Seller that are included in Intellectual Property (if applicable);

(vii) duly executed assignments, in form and substance acceptable to Buyer, of any Contract relating to licensed Intellectual Property;

(viii) the Executive Officer’s certificate required to be delivered pursuant to and certifying to the matters set forth in Section 11.1(a) and Section 11.1(b), in form and substance satisfactory to Buyer;

(ix) an executed management agreement, if applicable;

(x) a copy of all orders entered by the Bankruptcy Court pertaining to the transactions contemplated herein, including the Sale Order and, if applicable, the Confirmation Order;

(xi) all consents obtained, and all notices to third parties given, by the Sellers as of the Closing Date regarding the transfer of the Purchased Assets;

(xii) final copies of the Schedules hereto;

(xiii) certified resolutions from the board of directors of each of the Sellers approving and authorizing this Agreement and the transactions contemplated herein;

(xiv) an affidavit of non-foreign status meeting the requirements of Section 1445(b)(2) of the Code; and

(xv) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Buyer, as may be necessary to convey the Purchased Assets to Buyer.

(b) Buyer’s Deliveries.  At the Closing, Buyer shall:

(i) advance additional amounts as necessary from the Sale Facility to meet Closing obligations including Closing Cash Payments;

(ii) if an Alternative Transaction is implemented, execution of any and all documents necessary to effectuate the acquisition of Shares and/or other equity interests of the Company or one or more of its subsidiaries (which, in such event, would render the defined term “Purchased Assets” to include such equity interests) by direct purchase of such equity interests, or by the cancellation of all existing outstanding equity and issuance of new equity interests, or pursuant to the terms of one or more mergers, consolidations, share exchanges, recapitalizations, reorganizations or other similar transactions, with or without redomestication or conversion of the Company or one or more of its subsidiaries into any form of entity under the laws of any state, with or without redomestication or conversion of the Company or one or more of its subsidiaries into any form of entity under the laws of any state, including without limitation a subscription for purchase of stock or other equity interest,  an acceptance of assignment of certificate of stock or other equity interest

(iii) execute and deliver to Sellers the Assignment and Assumption Agreement;

(iv) execute and deliver to Sellers the Lease Assignments; and

(v) deliver an officer’s certificate, duly executed by a senior officer of the Buyer, certifying to the matters set forth in Section 11.2(a) and Section 11.2(b), in form and substance satisfactory to the Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers (for purposes of this Agreement, including Articles V and VII herein, the term “Sellers” expressly includes each Seller and each such Seller’s direct and indirect subsidiaries) represent and warrant to Buyer and agree as follows:

5.1 Organization of Sellers.  Except as set forth on Schedule 5.1, each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its respective state of formation as identified on Schedule 5.1, and subject to the authority of the Bankruptcy Court each Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, except for any failure to be in good standing or to have requisite power and authority that in the aggregate could not reasonably be expected to result in a Material Adverse Change.  Schedule 5.1 identifies the only jurisdictions in which the ownership, use or leasing of each Sellers assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by such Seller to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to result in a Material Adverse Change, and Schedule 11.1(h)(i) sets forth all jurisdictions in which qualification, licensing or other regulatory approvals are to be filed or obtained by Sellers.

5.2 Authority of Sellers.  Each Seller has, upon entry of the Sale Order and Bankruptcy Court approval, all requisite power and authority to execute and deliver this Agreement and each Seller has, upon entry of the Sale Order and Bankruptcy Court approval, all requisite power and authority to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Sellers Documents”), to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Sellers Documents and the consummation of the transactions contemplated hereby and thereby will be duly authorized by all requisite action on the part of each Seller prior to the Closing.  This Agreement has been, and each of the Sellers Documents will be at or prior to the Closing, duly executed and delivered by each Seller which is a party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, the entry of the Sale Order) this Agreement constitutes, and each of the Sellers Documents when so executed and delivered will constitute, legal, valid and binding obligations of each Seller, enforceable against the Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 5.3(a), none of the execution and delivery by the Sellers of this Agreement or the Sellers Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Sellers with any of the provisions hereof or thereof will conflict with, or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, result in the creation of any Encumbrance, or give rise to a right of acceleration, termination or cancellation under any provision of: (i) the certificate of incorporation and bylaws or comparable organizational documents of the Sellers; (ii) subject to entry of the Sale Order, any Contract or material Permit to which any Seller is a party or by which any of the properties or assets of Sellers are bound; or (iii) subject to entry of the Sale Order, any applicable Law.

(b) Except as set forth on Schedule 5.3(b) and subject to entry of the Sale Order, no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any other Person or Governmental Body (other than the Bankruptcy Court) is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Sellers Documents, the compliance by any Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by any Seller of any other action contemplated hereby.  No other filings or regulatory approvals are necessary for the Operation of the Business, other than those listed on Schedule 11.1(h)(ii).

5.4 Title to Assets; Sufficiency of Assets.  The Sellers are the owners of the Purchased Assets existing as of the date hereof, provided, however, that with respect to an Alternative Transaction, Sellers are not owners of the Shares, but are entitled under the Plan and Bankruptcy Court orders to effect a transfer of the Shares to Buyer, by direct purchase of the Shares, or by the cancellation of all existing outstanding equity and issuance of new equity interests, or pursuant to the terms of one or more mergers, consolidations, share exchanges, recapitalizations, reorganizations or other similar transactions, with or without redomestication or conversion of the Company or one or more of its subsidiaries into any form of entity under the laws of any state..  The Sellers have good, valid and marketable title to the Purchased Assets, except, in the event of an Alternative Transaction, with respect to the Shares, which the Sellers nonetheless are authorized to transfer.  Subject to the entry of the Sale Order, and provided such order has not been stayed, modified, vacated or reversed, upon the Closing, Buyer shall acquire all of each Seller’s right, title and interest in the Purchased Assets, free and clear of all Encumbrances, Claims and Interests.  The Purchased Assets (including without limitation the computer software and Magenta assets), whether transferred directly or transferred indirectly through an Alternative Transaction, are sufficient to conduct the Business substantially as presently conducted.

5.5 Real Property.

(a) No Seller owns any real property.

(b) With respect to the Real Property Leases:

(i) The Sellers have made available to Buyer accurate and complete copies of (x) the Real Property Leases under which any Seller holds a leasehold interest in each leased real property, together with any amendments, modifications and assignments of such Real Property Leases, and (y) all overleases in the possession or control of Sellers with respect to the Real Property Leases referred to in clause (x) above; and

(ii) The Sellers own the Real Property Leases and the leasehold interests created thereby, free and clear of all Encumbrances except for Permitted Encumbrances.

(c) The Sellers believe in good faith, after due investigation and inquiry, that the Cure Amount and Cure Schedule for payment thereof set forth on Schedule 2.3(c) with respect to the Real Property Leases is true and correct in all material respects.  No monetary defaults exist under any Real Property Leases other than the monetary defaults required to be cured pursuant to Section 365 of the Bankruptcy Code and listed on Schedule 2.3(c).  To the Knowledge of Sellers, no non-monetary defaults exist under any Real Property Leases other than the non-monetary defaults listed on Schedule 5.5(c).

(d) Upon Buyer’s acquisition of the Purchased Assets, Buyer will be able to operate the Real Property Leases in substantially the same manner as operated by the Sellers without violating any applicable zoning, use, subdivision or similar law.

(e) To the Knowledge of Sellers, no Seller has received written notice that any of the improvements located on the Real Property Leases are not presently used and operated in compliance with all material covenants, easements and restrictions affecting such Real Property Leases.

(f) Except as indicated on Schedule 5.5(f), the Real Property Leases comprise all of the real property used or occupied in the operation of the Business.

5.6 Intellectual Property.

(a) Except as set forth on Schedule 5.6(a), to the best of Sellers’ Knowledge: (i) with respect to any Intellectual Property owned by Sellers (as opposed to Intellectual Property of which Sellers are a licensee), Sellers have all right, title and interest to all Intellectual Property, without any conflict with the rights of others, (ii) no Person other than the Sellers has the right to use the Intellectual Property owned by the Sellers, (iii) the Sellers have the valid right to use, pursuant to a license, sublicense or other agreement, any Intellectual Property used in the Business that is owned by a party other than the Sellers, and (iv) Sellers’ use of Intellectual Property owned by others does not conflict with the rights of others.

(b) To the Knowledge of Sellers, set forth on Schedule 2.1(e) are all items of Intellectual Property used or useful in connection with or related to the Business.  Except as set forth on Schedule 5.6(b), the Sellers have not granted any sublicense or similar right with respect to the Intellectual Property.

(c) With respect to each item that is required to be identified on Schedule 2.1(e) and except as otherwise set forth on Schedule 5.6(c), (i) at the Closing, to the Knowledge of Sellers, Buyer shall hold sole and exclusive rights to all such Intellectual Property, and no other Person shall have existing or contingent rights to use such Intellectual Property except with respect to software that is licensed from unaffiliated third persons or to the extent of licenses granted by Sellers, (ii) Sellers own or possess sufficient rights in or to such item to assign to Buyer all rights of Sellers in such Intellectual Property, and (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers, is threatened, as of the date hereof, that challenges the legality, validity, enforceability, registrations, use, or ownership of the item.

5.7 Contracts.

(a) Schedule 2.1(c)(i) and (ii) sets forth a list, as of the date hereof, of all material Contracts to which each Seller is a party or by which it is bound and that are used in or related to the Business or the Purchased Assets.  To the extent written, the Sellers have delivered or made available to Buyer true, correct and complete copies of all of the Contracts listed or required to be listed on Schedule 2.1(c)(i) and (ii), including all schedules, exhibits, annexes, amendments, and modifications relating thereto.

(b) Except as set forth on Schedule 5.7(b), each material Contract is a valid and binding agreement of such Seller, and is in full force and effect, no Seller or, to the Knowledge of Sellers, any other party thereto is in default or breach, and to the Knowledge of Sellers, no event or condition has occurred which after notice or with the lapse of time or both would constitute a default or breach, in any respect under the terms of any material Contract.  No Seller has received any written notice of the intention of any party to terminate any material Contract or that any party considers any Seller to be in material breach or material default thereunder or in potential breach in a material respect or default thereunder.

(c) The Sellers reasonably believe in good faith, after due investigation and inquiry, that the amounts set forth on Schedule 2.3(c) with respect to the Contracts represent an accurate and complete statement of the amounts due and owing and unpaid in respect of monetary defaults under the Contracts (exclusive of any pecuniary loss, including legal fees and interest, that may be asserted to be due and owing on account of such defaults).  No monetary defaults exist under any Contracts other than the monetary defaults required to be cured pursuant to Section 365 of the Bankruptcy Code and listed on Schedule 2.3(c).  To the Knowledge of Sellers, no non-monetary defaults exist under any Contract other than the non-monetary defaults listed on Schedule 5.7(c).

5.8 Employee Benefits.

(a) Set forth on Schedule 5.8(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA (whether or not subject thereto) and all employment, consulting, retention, deferred compensation, bonus or other incentive compensation, severance or termination pay, stock purchase, stock option and other equity compensation, and all other employee benefit plans, programs or arrangements of any kind that are or were sponsored, maintained or contributed to, or required to be contributed to, by any Seller or an entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with any Seller as defined in Section 414(b) or (c) of the Code (an “ERISA Affiliate”) and which provides or has provided benefits to any current or former Employee or independent contractor of any Seller (collectively the “Employee Plans”).  The Sellers have made available to Buyer copies of the documents comprising each Employee Plan.

(b) Except as otherwise provided in Schedule 5.8(b):

(i) (A) each Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, (B) each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to the qualified status of the Employee Plan and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such letter, (C) none of the Employee Plans is subject to Title IV of ERISA or Section 302 of ERISA or is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and (D) neither the Seller nor any ERISA Affiliate has incurred or could reasonably be expected to incur any liability under Title IV or Section 302 of ERISA;

(ii) none of the Employee Plans provides coverage for medical or death benefits beyond termination of service or retirement, other than pursuant to COBRA, or any similar state or local Law;

(iii) neither the execution and delivery of this Agreement or any of the ancillary agreements by any Seller, nor the consummation of the transactions contemplated hereby or thereby (either alone or contingent upon the occurrence of any additional or subsequent events) will result in forgiveness of indebtedness or the acceleration or creation of any rights of any Transferred Employee to compensation or benefits under any Employee Plan (including the acceleration of the accrual or vesting of any benefits under any Employee Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment); and

(iv) each Employee Plan which provides for the payment of nonqualified deferred compensation under Section 409A of the Code has been operated at all times in good faith compliance with all applicable requirements of Section 409A of the Code and the regulations promulgated thereunder.

5.9 Litigation.  Except for the Bankruptcy Cases or as set forth on Schedule 5.9, there are no Legal Proceedings pending, or to the Knowledge of Sellers threatened, against or affecting the Business, any Purchased Assets or any Transferred Employee, other than those Legal Proceedings relating to routine claims and those relating to claims covered by insurance.

5.10 No Finder.  Except as set forth on Schedule 5.10, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement and no Person acting on behalf of any Seller is entitled to any fee or commission or like payment from Buyer in respect thereof.

5.11 Environmental Matters.  To the Knowledge of Sellers: (a) the Purchased Assets are in material compliance with all applicable Laws, regulations, or other legal requirements relating to the protection of the environment or human health and safety as it relates to Hazardous Materials (“Environmental Laws”), (b) no Seller has received written notice of any investigation, suit, claim, action, or proceeding relating to or arising under Environmental Laws with respect to the Purchased Assets or the Business, nor are any of the same being threatened in writing against any Seller or any Real Property Lease, (c) no Seller has received any written notice of, or entered into, any obligation, order, settlement, judgment, injunction, or decree involving outstanding requirements relating to or arising under Environmental Laws and (d) there has been no release of any Hazardous Materials into the environment at, onto, or from any property leased by any Seller that would reasonably be expected to result in material liability, costs or claims relating to any Environmental Law.  To the Knowledge of Sellers, Sellers have obtained and maintain all Permits, licenses and other authorizations required under all applicable Environmental Laws to operate the Business as it is currently being operated at the real property leased by Sellers, and all such Permits, licenses and authorizations are in full force and effect.

5.12 SEC Filings; Financial Statements.  Except as set forth on Schedule 5.12, the Company has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of the Sellers with the SEC since December 31, 2007 (collectively, including any amendments thereto, the “Company SEC Reports”).  As of their respective filing dates (or, if amended, as of the date of such amendment), the Company SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but prior to the date hereof).  The Company has made available to Buyer complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed.  Each of the financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (the “Financial Statements”) complies in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).  The Sellers have no current intention to correct or restate, and to the Knowledge of the Sellers, there is not any basis to correct or restate any of the Financial Statements other than as set forth on Schedule 5.12.  The Sellers have not had any disagreement with any of their auditors regarding material accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date other than as set forth on Schedule 5.12.

5.13 Undisclosed Liabilities.  Except (i) as disclosed in the Financial Statements and Bankruptcy Schedules or, (ii) for Liabilities incurred in the Ordinary Course of Business since June 30, 2010 and (iii) as disclosed on Schedule 5.13, to the Knowledge of Sellers, the Business does not have any liability of any nature, whether or not absolute, accrued, contingent or otherwise, that would be required to be disclosed on or in the Financial Statements pursuant to GAAP.  All Liabilities of Magenta as of October 31, 2010 are also disclosed on Schedule 5.13.

5.14 Compliance with Laws; Permits.  Each Seller (i) has complied with, is in compliance with and has operated the Business in compliance with all applicable Laws in all material respects, and (ii) holds all material Permits, concessions, grants, licenses, easements, variances, exemptions, consents, orders, franchises, authorizations and approvals of all Governmental Bodies necessary for the lawful conduct of the Business, except for any non-compliance or non-possession that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change. No Seller has received any written notice or other written communication from any Governmental Body or other Person, other than as set forth on Schedule 5.17 with respect to Taxes, (i) asserting any violation of, or failure to comply with, any requirement of any Permit or (ii) notifying Seller of the non-renewal, revocation or withdrawal of any Permit.  Seller is in material compliance with the terms of the Permits.

5.15 Absence of Certain Changes.  Since the Petition Date:

(a) there has not been any Material Adverse Change;

(b) except as set forth on Schedule 5.15(b) or with respect to expenditures approved as part of the DIP Budget or otherwise by the Bankruptcy Court order, no Seller has paid, discharged or satisfied any material claim, liability or obligation (whether absolute, accrued, contingent or otherwise) outside the Ordinary Course of Business;

(c) there has not been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Assets which has resulted in a Material Adverse Change;

(d) except as set forth on Schedule 5.15(d), or with respect to the DIP Facility senior lien, no Seller has permitted or allowed any of the Purchased Assets (real, personal or mixed, tangible or intangible) to be subject to any Encumbrances which shall not be released as of the Closing Date, provided that Buyer may assume $9,000,000 of Pre-Petition Facilities under Section 3.1(b)(1)(C);

(e) no Seller has sold, transferred, or otherwise disposed of any material properties or assets (real, personal or mixed, tangible or intangible) outside the Ordinary Course of Business;

(f) no Seller has waived or otherwise released any material causes of actions, lawsuits, judgments, claims and demands except in the Ordinary Course of Business;

(g) no Seller has disposed of, abandoned or permitted to lapse any material rights to the use or registration of any Intellectual Property, or entered into any exclusive license with respect to any of the Intellectual Property, or disposed of or disclosed to any Person, other than representatives of Sellers, Buyer and the other participants, and their respective representatives, in the Auction to acquire the Business and the Purchased Assets pursuant to non-disclosure agreements, any trade secret, formula, process, know-how not theretofore a matter of public knowledge;

(h) except as set forth on Schedule 5.15(h), there has not been any transaction or commitment made, or any contract or agreement entered into, by any Seller material to the Business, other than transactions and commitments in the Ordinary Course of Business consistent with past practices and those contemplated herein and other than approved by the Bankruptcy Court;

(i) except as set forth on Schedule 5.15(i), there has not been any (A) employment, retention, bonus, deferred compensation, severance, retirement or other similar agreement entered into with any Employee, consultant or director (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any Employee, consultant or director or (C) change in compensation or other benefits payable to any Employee, consultant or director pursuant to any severance or retirement plans or policies thereof, in each case other than in the Ordinary Course of Business; and

(j) no Seller has agreed, whether in writing or otherwise, to take any action described in this Section 5.15.

5.16 Accounts Receivable.  All Accounts Receivable of the Business are reflected properly on the books relating to the Business, are to the Knowledge of Sellers, valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to (a) the reserve for bad debts set forth on the face of the Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the Ordinary Course of Business and (b) the asserted offsets set forth on Schedule 5.16.

5.17 Tax Matters.  Except as set forth on Schedule 5.17:

(a) The Sellers have timely filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to the Purchased Assets and the income and operations of the Business.  All such Tax Returns are true, complete, and correct in all material respects.

(b) The Sellers have duly paid in full all Taxes and as of the Closing Date, there will be no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets.

(c) There is no audit or other matter in controversy with respect to any Taxes due and owing by any of the Sellers insofar as any such matter pertains to the Purchased Assets or the income and operations of the Business, and there is no Tax deficiency or claim assessed or, to the Knowledge of Sellers, proposed or threatened (whether orally or in writing) against any of the Sellers, insofar as any such deficiency or claim pertains to the Purchased Assets or the income and operations of the Business.

(d) The Sellers have withheld all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper Taxing Authority or set aside in accounts for such purpose.

(e) The Sellers have not waived any statutory period of limitations for the assessment of any Taxes relating to the Purchased Assets or the income and operations of the Business, or agreed to any extension of time with respect to an assessment or deficiency for such Taxes, other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability of which has been satisfied or settled.

(f) The Sellers are not foreign persons within the meaning of Section 1445 of the Code.

(g)           Sellers shall separately provide to Buyer a list of all Priority Tax and Priority Non-Tax Claims unpaid as of the execution date of this Agreement.

5.18 Labor Matters.

(a) None of the Sellers is a party or subject to any labor agreement with respect to its Employees with any labor organization, union, group or association and the Sellers do not have any employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice.  In the past two years, none of the Sellers has experienced any attempt by organized labor or its representatives to make any Seller conform to demands of organized labor relating to any Employees or to enter into a binding agreement with organized labor that would cover any Employee.  There is no labor strike or labor disturbance pending or, to the Knowledge of Sellers, threatened against any Seller nor is any material grievance currently being asserted, and in the past two years no Seller has experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice or been subject to any unfair labor practice complaint or related or successor employer application and no such complaints or applications are, to the Knowledge of Sellers, threatened.

(b) Except as set forth in Schedule 5.18, during the last year there has been no “mass layoff” or “plant closing” as defined by WARN in respect of any Seller, and none of the Sellers has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation which is similar to WARN.

5.19 Employment Matters.

(a) Sellers shall separately provide to Buyer a list of all individuals, whether or not actively at work as of the date hereof, who are employed by any of the Sellers in connection with the Business and: (i) their department; (ii) their dates of hire; (iii) their annual salary equivalent; and Sellers represent and warrant that there are no non-standard bonus, commission or incentive plans or agreements for or with them; or outstanding loans or advances made by or to them; or verbal or written employment agreements which impacts or establishes the terms of employment of those persons, and that such list is accurate and complete as of the date indicated thereon (which date is the most recent date for which the information contained thereon is readily available to the Sellers as of the execution date of this Agreement).  Correct and complete copies of all employment agreements have been delivered to Buyer.

(b) Schedule 5.19(b) contains a list of all independent contractors currently engaged by any Seller and: (i) their address; (ii) their payment arrangements; and (iii) a brief description of their jobs or projects currently in progress. Schedule 5.19(b) is accurate and complete as of the date indicated thereon (which date is the most recent date for which the information contained thereon is readily available to the Sellers).  Correct and complete copies of all written agreements with such contractors have been delivered to Buyer.

(c) Except for any limitations of general application which may be imposed under applicable employment Laws or otherwise set forth on Schedule 5.19(c), and except for any employment agreements otherwise disclosed to Buyer, each of the Sellers has the right to terminate the employment of its Employees at will and to terminate the engagement of any of its independent contractors without payment to such Employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability.

(d) To the Knowledge of Sellers, the Sellers are in compliance, in all material respects, with all Laws relating to employment practices.  The Sellers have delivered to Buyer accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials prepared, disclosed or promulgated by any Seller at any time during the last three years relating to the employment of the current and former Employees of any Seller.

5.20 Customers and Suppliers.  Schedule 5.20 sets forth a complete and correct list of the twenty largest customers and the twenty largest suppliers (each measured by dollar volume of sales and purchases as the case may be) of the Business as of and for each of the last two (2) calendar years, and the amount of such business done (by dollar volume of sales and purchases as the case may be) with each such customer or supplier as of and for each such year.  No Seller has received any notice from any such customer or supplier that such customer or supplier has ceased, or will cease, to purchase or sell, as applicable, products or services to or from any Seller or will or intends to substantially reduce such purchases or sales, as applicable.

5.21 No Outstanding Transactions.  Other than this Agreement, the Sellers are not bound by any agreement with respect to a possible sale, transfer or disposition of any of the Purchased Assets or the Shares.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and agrees as follows:

6.1 Organization of Buyer.  Buyer is a newly formed corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, except for any failure to be in good standing or to have requisite power and authority that in the aggregate could not reasonably be expected to result in a Material Adverse Change.

6.2 Authority of Buyer.  Buyer has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated by this Agreement (the “Buyer Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of Buyer.  This Agreement has been, and each Buyer Document will be at or prior to the Closing, duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Buyer Document when so executed and delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including, without limitation, principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Buyer of this Agreement or the Buyer Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Buyer with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the organizational documents of Buyer, (ii)  any contract or permit to which Buyer is a party or by which Buyer or its properties or assets are bound or (iii) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any other Person or Governmental Body is required on the part of Buyer in connection with the execution and delivery of this Agreement or the Buyer Documents, the compliance by Buyer with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby without any material delay, the performance by Buyer of their respective obligations hereunder, or the taking by Buyer of any other action contemplated hereby, or for Buyer to conduct the Business.

6.4 No Finder.  Other than as listed on Schedule 5.10, no other Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from Buyer in respect thereof.

6.5 No Representation.  Notwithstanding anything to the contrary herein, Buyer makes no representation or warranty as to the fair market value of the Purchased Assets being acquired hereunder.

6.6 Solvency.  Buyer is solvent and will not be left insolvent or with an unreasonably small capital as a result of this transaction.

6.7 Buyer's Investigation. As of the Closing Date, Buyer will have conducted its due diligence investigation of Sellers, provided, however, that such investigation does not limit in any way the representations and warranties of the Sellers under this Agreement.

6.8 Sufficiency of Funds. Buyer has unencumbered cash on hand or credit or capital contribution arrangements with financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable it to pay the Purchase Price and all other amounts payable by it in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII
BANKRUPTCY COURT MATTERS

7.1 Bankruptcy Court Approvals.  Sellers have filed and served the Sale Motion pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, as applicable, and shall use all reasonable efforts and act in good faith to seek entry of an order in form and substance satisfactory to Buyer (the “Sale Order”), which among other things, authorizes the Sellers pursuant to (without limitation) Sections 363(b), 363(f), 363(k), 363(1) and 365(b) of the Bankruptcy Code to enter into and perform this Agreement and contains findings of fact and conclusions of law including (without limitation) those to the following effect: (i) that the Bankruptcy Court has core jurisdiction to enter the Sale Order; (ii) that due and proper notice of the motion for entry of the Sale Order was given to all parties entitled thereto; (iii) that the transactions contemplated by this Agreement are supported by the Sellers’ sound business judgment; (iv) that the transactions contemplated by this Agreement are in the best interests of the Sellers and their bankruptcy estates; (v) that the consideration to be received by Sellers under this Agreement is fair and reasonable; (vi) that predicates exist under one or more applicable subsections of Section 363(f) of the Bankruptcy Code to authorize a sale to Buyer of the Purchased Assets free and clear of interests of all parties in the Purchased Assets; (vii) that the Contracts and the Real Property Leases are executory contracts and unexpired leases; (viii) that the Purchased Assets are sold free and clear of all Encumbrances; (ix) that no third party consents are needed for closing other than consents from Governmental Bodies; (x) that Sellers are relieved of any future performance obligation under assigned Contracts and Real Property Leases pursuant to Section 365(k) of the Bankruptcy Code; (xi) that the Buyer is a good-faith purchaser entitled to the protections of Section 363(m); (xii) authorizing the assumption and assignment of the Contracts and Real Property Leases; (xiii) liquidating each default to be cured as a prerequisite to assumption or setting such default for hearing; (xiv) (A) directing that each liquidated default be cured within ten days after Closing by payment or provision for payment of a liquidated sum, tender of which shall constitute a complete satisfaction of all claims arising from defaults (both monetary and non-monetary), or (B) provision for segregating such sum to cure those defaults, following their liquidation as the Court may deem necessary to constitute adequate assurance of prompt cure of defaults, or (C) authorizing the curing of those defaults in such time and in such manner as may be agreed by the Buyer and the counterparty to such contract or lease; (xv) authorizing the parties to close; (xvi) over-ruling all objections to entry of the Sale Order; (xvii) reserving jurisdiction to construe and enforce the Sale Order; (xviii) providing that Buyer is not a successor in interest to Sellers or the business of Sellers with respect to all parties having notice of the sale; (xix) providing that Buyer shall not be liable for any pre- or post-petition debts of the Sellers other than with respect to payment of the Purchase Price as allocated among the Assumed Liabilities, Administrative Expense Claims including Fee Claims, Priority Claims and Wind Down Obligations as set forth in this Agreement; (xx) containing such other findings and provisions as may be reasonably requested by Buyer; (xxi) that any and all additional amounts advanced under the DIP Facility and Sale Facility shall be approved by the Court; (xxii) that all obligations of the Sellers under and with respect to the DIP Facility and Sale Facility will be secured by, pursuant to sections 364(c)(2) and section 364(d)(1) of the Bankruptcy Code, a first priority lien senior to all prepetition and post petition liens and security interests of all prepetition and post petition lenders, and will also receive and be entitled, pursuant to Section 364(c)(1) of the Bankruptcy Code, to a super-priority administrative expense claim over all other costs and expenses of the kinds specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 726 or any other provisions of the Bankruptcy Code; (xxiii) that all advances made pursuant to the DIP Facility and Sale Facility shall be deemed to be included in the Pivotal GC Indemnification and Reimbursement Claim (as defined in the DIP Order); (xxiv) that all obligations of the Sellers to any prepetition secured or unsecured lenders have been released or shall be released through the Confirmation Order as of the date thereof; (xxv) that the transfer of any assets from Magenta in consideration for release and extinguishment of intercompany notes is for fair value, if applicable; (xxvi) that Magenta has not received any prepetition or post-petition advances from any prepetition or post petition lender; (xvii) to the extent possible after exerting the best efforts of each of the parties, that the provisions of Bankruptcy Rules 6004(g) and 6006(d) shall not apply to the Sale Order; (xxviii) that the Buyer has not acted in a collusive manner with any Person and the Purchase Price was not controlled by any agreement among bidders; (xxix) that nothing contained in the Plan or any plan of reorganization or liquidation will alter, conflict with, or derogate from, the provisions of this Agreement, provided however, that if the Buyer elects to consummate this transaction under the Plan, the terms of the Plan shall  be conformed to the extent that any provision of this Agreement is inconsistent therewith; and (xxx) in the event of an Alternative Transaction, (i) the transfer of the Shares to the Buyer pursuant to, and subject to the terms of, the Alternative Transaction shall constitute a legal, valid and effective transfer of the Shares, and shall, upon the consummation of the Closing, vest in the Buyer good and marketable title in and to the Shares, free and clear of all Interests, Claims, liens and Encumbrances of any kind or nature whatsoever, (ii) all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax and other regulatory authorities, lenders, trade and other creditors holding any claims to the Shares, are forever barred and estopped from asserting against the Buyer, its successors or assigns (to the extent allowed by law), its property, its officers, directors and shareholders or the Shares, such persons’ or entities’ Claims and Interests, and (iii) all such Claims and Interests shall be unconditionally released and terminated as to the Shares.

7.2 Cooperation.  Sellers and Buyer shall consult with one another regarding pleadings which either of them intends to file, or positions either of them intends to take before the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order, the Confirmation Order, the Sale Facility or this Agreement.  Sellers shall promptly and reasonably provide Buyer and its counsel with all notices and communications received by Sellers relative to any of the transactions contemplated by this Agreement, provided that Sellers shall be entitled to maintain in confidence all communications to and from prospective buyers other than Buyer, except as required to make such communications public by the Bankruptcy Court.

7.3 Seller Actions.  The Sellers shall use their commercially reasonable efforts to have the Bankruptcy Court schedule a hearing on the Sale Motion and Plan Confirmation as soon as possible so as to obtain entry by the Bankruptcy Court of the Sale Order and Confirmation Order by no later than February 1, 2011 (the “Sale Hearing”).  The Sellers shall also use their commercially reasonable efforts to obtain any other approvals or consents from the Bankruptcy Court that may be reasonably necessary to consummate the transactions contemplated in this Agreement.  Furthermore, the Sellers shall serve on all counterparties to the Contracts and Real Property Leases that are to be transferred pursuant to Section 2.1(b) and 2.1(c)(i) to the extent not previously notified, a notice specifically stating that the Sellers are or may be seeking the assumption and assignment of such Contracts and Real Property Leases (“Assignment Notice”) and shall notify such parties of the deadline for objecting to the assumption and assignment and Cure Amount, which deadline shall not be less than two (2) days prior to the Sale Hearing unless otherwise provided in the Bidding Procedures Order.  In cases in which the Sellers are unable to establish that a default exists, the relevant Cure Amount shall be set at $0.00.  The Sale Motion and Assignment Notice shall reflect Buyer’s agreement to perform from and after the Closing under the Contracts and Real Property Leases, which, subject to Bankruptcy Court approval shall be the only adequate assurance of future performance necessary to satisfy the requirements of section 365 of the Bankruptcy Code in respect of the assignment to Buyer of such Contracts and Real Property Leases.

7.4 Further Actions.  Buyer agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining the Sale Order and implementing the Bidding Procedures Order, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and can provide assurance of future performance under the Contracts and Real Property Leases. Buyer and Sellers agree to cooperate to make all necessary regulatory filings by the Regulatory Filing Date and take any other necessary or desirable actions to facilitate the performance of their obligations hereunder.

7.5 Plan of Reorganization.  The parties acknowledge that the sale contemplated by this Agreement is a component of Sellers’ Plan of Reorganization (the “Plan”) filed with the Bankruptcy Court herewith.  The Plan shall be modified to conform the Plan to the terms and conditions of this Agreement.  The parties further agree that confirmation of the Plan and the Effective Date of the Plan are not preconditions to the approval or Closing of the Sale to Buyer under the terms and conditions set forth herein.

ARTICLE VIII
COVENANTS

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date.

8.1 Access to the Business.  Sellers shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, Employees and business and financial records of the Sellers to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Business and the operations of Sellers as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with, and to determine whether the conditions set forth in Article XI have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Sellers.  No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Sellers hereunder.  Buyer expressly acknowledges that any information it receives pursuant to this Section 8.1 is subject to the confidentiality provisions set forth in Section 13.2.

8.2 Preserve Accuracy of Representations and Warranties.  Each of the parties hereto shall refrain from taking any action that would render any representation or warranty contained in Article V or VI of this Agreement inaccurate as of the Closing Date.

8.3 Operations Prior to the Closing Date.  Between the Sale Hearing and the Closing, Sellers will cause the Business to be operated in the Ordinary Course of Business and pursuant to the terms of the DIP Facility Budget, and shall not take any action inconsistent with the transactions contemplated hereby and will not permit any material transaction outside the Ordinary Course of Business in respect of the Business without the express written approval of Buyer (which shall not be unreasonably withheld) or unless so ordered by the Bankruptcy Court after notice to Buyer.  Sellers shall take no action to the detriment of Buyer or the operation of the Business by Buyer, following the Sale Hearing. Sellers acknowledge and agree that prior to the Closing Date Sellers are operating the Business on behalf of, and in trust for, the Buyer, and shall take no action in contravention thereof. Without limiting the generality of the foregoing, Sellers shall not, without the express written approval of Buyer, which shall not be unreasonably withheld, or authorization by order of the Bankruptcy Court:

(a) except as set forth on Schedule 5.6(c), fail to maintain or renew all copyright, trademark and patent applications or fail to maintain any registered copyrights, trademarks or patents;

(b) fail to maintain in good working order any Equipment, unless it has a de minimis impact upon the Business;

(c) fail to maintain all insurance covering loss or destruction of the Purchased Assets or conduct of the Business currently in effect;

(d) fail to maintain all material relationships with lessors, licensors, suppliers, customers, and employees of the Business;

(e) fail to preserve the strict confidence of all trade secrets related to the Business, subject to the Sellers’ ability to disclose information to other prospective bidders and their advisers in accordance with the terms of the standard non-disclosure agreement furnished to prospective bidders;

(f) enter into any contract, agreement, undertaking or commitment affecting the Business outside of the Ordinary Course of Business or enter into any agreement, undertaking or commitment that will have the effect of competing with Buyer’s operation of the Business;

(g) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from a Seller to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets or Shares, other than consenting to the  assignment of the DIP Facility from the DIP Lenders to Buyer pursuant to the terms hereof;

(h) unless to Sellers’ benefit or in the Ordinary Course of Business, amend, modify, extend, renew or terminate any Contract or Real Property Lease that is to be assumed by Buyer, or terminate, waive or amend any right under any of the Contracts or Real Property Leases that are to be assumed by Buyer;

(i) enter into any business or arrangement or otherwise take any action that would reasonably be expected to have a material adverse impact on the ability of the Buyer to obtain any material consents of Governmental Bodies necessary in connection with the Business;

(j) intentionally fail to notify Buyer in writing of the commencement of any material litigation against any Seller or the Business;

(k) hire any new individuals or increase salaries or wages, declare bonuses, increase compensation or benefits or institute any new employment arrangement, benefit plan or program with respect to any Employee, except as required by law, as required by the terms of previously existing Employee Plans or in the Ordinary Course of Business;

(l) intentionally fail to notify Buyer in writing of the proposed entry into any Contract or Real Estate Lease and the intention to reject any Contract or Real Estate Lease; or

(m) enter into any commitment for capital expenditures except pursuant to the DIP Facility Budget; or

(n) fail to comply with all requirements of Law applicable to the Purchased Assets, and promptly after receipt thereof, give Sellers copies of any notice received from any Governmental Body or other Person alleging any violation of or liability under any such Requirements of Law.

To the extent that there is any ambiguity as to whether a contract, agreement, undertaking or commitment affects the Business or the Purchased Assets or is outside of the Ordinary Course of Business, Sellers shall consult with Buyer in good faith prior to entering into such contract, agreement, undertaking or commitment.  For purposes of clarity, nothing in this Section 8.3 shall be construed to in any way limit Sellers’ ability to auction the Purchased Assets to the highest bidder at the Auction.

8.4 Notification by Sellers of Certain Matters.  During the period prior to the Closing Date, Sellers will promptly advise Buyer in writing of (a) any notice, objection or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any material default under any Contract or Real Property Lease or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Sellers have Knowledge, and (c) any Material Adverse Change.

8.5 Regulatory Approvals.  Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to apply to all applicable Governmental Bodies for any approval required for the consummation of the transactions contemplated by this Agreement, shall prosecute such applications in good faith and with due diligence before the Governmental Bodies, and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the applications, including furnishing to the Governmental Bodies any documents, materials, or other information requested by them in order to obtain the required approvals as expeditiously as practicable. In addition, to the extent practicable, the parties hereto shall use their best efforts to (a) promptly notify each other of any communication to that party from any Governmental Body with respect to the applications described in this paragraph, (b) permit a representative of the other party reasonably acceptable to the first party to attend and participate in meetings (telephonic or otherwise) with any Governmental Body, and (c) permit the other party to review in advance, as reasonable, any proposed written communication to a Governmental Body. No party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause any Governmental Body not to grant approval of any application or materially to delay such approval, to the material detriment of the other party.  However, Buyer shall be solely responsible for obtaining authorization to offer telecommunications services in any jurisdiction in which it does not currently hold such authorization.  Sellers shall provide Buyer with such assistance in obtaining such authorizations as Buyer shall reasonably request, and DIP Facility funds shall be made available for all Regulatory Approval actions of Buyer and Sellers.  Buyer shall also file all reports, and cause to be delivered all notices to Sellers’ telecommunications service customers required by 47 C.F.R. Section 64.1120(e) and comparable State regulations.

8.6 Publicity.  Neither the Sellers nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Buyer or the Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Buyer or the Sellers list securities, provided that the party intending to make such release shall use its reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.7 Sellers’ Name Change.  The Sellers shall, following the Closing, upon any request of Buyer, execute and deliver to Buyer appropriate documents to change the names of each Seller (except a Seller whose Shares have been acquired by Buyer) to a name substantially dissimilar to “Global Capacity”, “20/20 Technologies”, “Capital Growth”, “CentrePath”, “CenterPath”, “Nexvu Technologies” and “FNS 2007.” The Sellers shall thereafter file any necessary documents to reflect the foregoing name changes with the appropriate Governmental Body for each jurisdiction in which each Seller is organized and/or qualified to do business. Notwithstanding the foregoing, nothing herein shall be deemed to limit or restrict the ability of Buyer to utilize such names in connection with its operation of the Business or otherwise.

8.8 Additional Matters.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulation to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents, and approvals required under this Agreement.  Prior to the Closing, Sellers shall take any and all necessary actions to transfer, assign, record or perfect in its name record title to any of its Purchased Assets that is not presently held or recorded in its name, including, without limitation, filing any necessary notices of assignment in the United States Patent and Trademark Office or United States Copyright Office, as applicable, with respect to the Intellectual Property.

8.9 Post-Closing Operation of Non-Transferred Assets.  Subsequent to Closing, to the extent any Non-Transferred Assets exist, Buyer or Seller, in the sole determination of Buyer, shall operate the Non-Transferred Assets pursuant to a management agreement agreed to between Sellers and Buyer until the Non-Transferred Assets are transferred to Buyer.

ARTICLE IX
AGREEMENTS REGARDING EMPLOYEES

9.1 Employees.  Buyer shall have the right, but not the obligation, to employ or engage as contractors any or all of the Employees as Buyer determines in its sole and absolute discretion.  The terms of employment offered to any Employees shall be determined by Buyer in its sole and absolute discretion.  Any Employees actually employed by Buyer are referred to herein as “Transferred Employees.”  Buyer shall deliver a list of the Employees it intends to hire prior to the Sale Order Date.  Sellers shall deliver to Buyer on or before the Closing Date all personnel files and employment records relating to the Transferred Employees (including completed I-9 forms and attachments with respect to all Transferred Employees, except for such employees as Seller certifies in writing are exempt from such requirement). Buyer may, at its option in its sole discretion offer a management incentive plan to any of the Transferred Employees on rates commensurate with the industry in consideration for nonsolicitation of the Sellers’ existing customers for a period of one year following the Closing Date in the event they are terminated within such time period. Nothing herein shall limit Sellers’ covenants set forth herein not to compete with Buyer prior to or following the Sale Hearing. In the event of an Alternative Transaction, Buyer may require, as a condition of Closing, that Company terminate or cause to be terminated any Employees designated by Buyer, in its sole and absolute discretion.

9.2 Employee Plans.  Unless the Buyer, in its sole discretion, elects on or after the Closing, to adopt any of Sellers’ Employee Plans, the Sellers shall retain (or, in the event of an Alternative Transaction, Sellers shall otherwise cause to be terminated, assumed by one or more third parties, or otherwise disposed of) (i) all liabilities and obligations in respect of its past, present and future employees under applicable Laws and (ii) all liabilities and obligations under any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other employee benefit plan or program maintained or contributed to by Sellers or any ERISA Affiliate, including any Employee Plans, and Buyer shall have no liability or obligation whatsoever under the Employee Plans nor shall Buyer assume the sponsorship of the Employee Plans. Buyer may, at its option, in its sole discretion, offer such benefit plans or employee plans to any Transferred Employees on such terms and conditions as are commensurate with other companies of the size of Sellers in the industry, provided that nothing herein shall require Buyer to offer any employee or other benefit plans to Transferred Employees.

9.3 Other Obligations.  Except as otherwise required by Law, specified in this Agreement, set forth on Schedule 9.3,  or otherwise agreed in writing by Buyer and/or its Affiliates (including by inclusion in the Wind Down Budget), neither Buyer nor its Affiliates shall be obligated to provide any severance, separation pay, or other payments or benefits, including any key employee retention payments, to any Employee of the Sellers on account of any termination of such Employee’s employment on or before the Closing Date, and such benefits (if any) shall remain obligations of the Sellers.

9.4 Forms W-2 and W-4.  The Sellers and Buyer shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements) and Forms W-4 (Employee’s Withholding Allowance Certificate) regarding the Transferred Employees.  Under this procedure, Sellers shall keep on file all IRS Forms W-4 provided by the Transferred Employees for the period required by applicable law concerning record retention and Buyer shall obtain new IRS Forms W-4 with respect to each Transferred Employee.

9.5 Employee Communications.  Prior to making any written or oral communications to the Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, Sellers shall provide Buyer with a copy of the intended communication.

ARTICLE X
TAXES

10.1 Transfer Taxes.  No Seller owns any real property. Buyer shall have no liability hereunder for any Transfer Taxes.  The Sellers shall seek to include in the Sale Order with respect to this Agreement a provision that provides that the transfer of the Purchased Assets shall be free and clear of any stamp or similar taxes under Section 1146(a) of the Bankruptcy Code.  The Sellers and Buyer shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds of Transfer Taxes.

10.2 Purchase Price Allocation.  The allocation of the Purchase Price (plus any Assumed Liabilities, to the extent permitted by the Code) among the Purchased Assets shall be determined pursuant to Schedule 10.2 prepared by Buyer as soon as practicable on or after the Closing Date (or, in the event of an Alternative Transaction, in accordance with such other method as is customary and in accordance with generally accepted accounting principles in connection with an acquisition of equity interests).  Buyer and the Sellers hereby covenant and agree that the values assigned to the Purchased Assets in Schedule 10.2 shall be conclusive and final for all purposes of this Agreement, to the extent permitted by the Code.  Buyer and the Sellers further covenant and agree not to take a position on any Tax Return or in any judicial or administrative proceeding that is inconsistent with the allocations specified in Schedule 10.2, provided that nothing contained herein shall prevent the Sellers and Buyer from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Purchase Price allocation, and neither the Sellers nor Buyer shall be required to litigate before any court, any proposed deficiency or adjustment by any Taxing Authority challenging such allocation.  Buyer and the Sellers each shall file with their respective U.S. federal income Tax Returns (if otherwise required to be filed) for the tax year in which the Closing occurs an IRS Form 8594 (or other applicable form) in accordance with Schedule 10.2.  Buyer and the Sellers each shall deliver to the other a copy of the IRS Form 8594 (or other applicable form), as so filed with its respective U.S. federal income Tax Return, if any, within thirty (30) days of the filing of such return.

10.3 Tax Returns.  Sellers shall prepare or cause to be prepared all Tax Returns relating to the Purchased Assets for the periods ending on or prior to the Closing Date.  Buyer shall prepare and file all Tax Returns relating to all real property taxes, personal property taxes, or similar ad valorem obligations levied with respect to the Purchased Assets (excluding any Transfer Taxes) for any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period,” and such taxes, “Straddle Period Taxes”), whether imposed or assessed before or after the Closing Date, other than Straddle Period Tax Returns that Sellers are required to file by applicable law.  The Liability for payment of each such Straddle Period Tax shall be prorated between Buyer and Sellers at the Closing Date based on 100% of the amount of such Straddle Period Tax imposed for the prior taxable period.  The portion of each such Straddle Period Tax that is allocable to the Sellers shall be the product of (i) 100% of the amount of such tax for the prior taxable period and (ii) a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire tax period.  The amount of tax allocable to the Sellers pursuant to this section in excess of amounts allocated thereto as provided for as Priority Claims or Administrative Expense Claims shall be withheld from the Purchase Price, and the Buyer shall be responsible for remitting all Straddle Period Taxes to the appropriate Taxing Authority when due.

10.4 Cooperation.  Sellers and Buyer agree to furnish to each other upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business (including access to books and records related to the Business) as is reasonably necessary for the filing of all Tax Returns and other tax filings, the making of any election related to taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to taxes.  Sellers and Buyer shall provide timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Purchased Assets or the Business for any taxable period for which the other party may have Liability under this Agreement.

ARTICLE XI
CONDITIONS PRECEDENT

11.1 Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties of the Sellers set forth in Article V shall be true and correct in all material respects as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date (or such earlier date), and Buyer shall have received a certificate signed by an authorized officer of the Sellers on behalf of all the Sellers, dated the Closing Date, to the foregoing effect;

(b) the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date, and Buyer shall have received a certificate signed by an Executive Officer of the Sellers on behalf of all Sellers, dated the Closing Date, to the forgoing effect;

(c) all required consents and all other consents, approvals and actions of, filings with and notices to any Governmental Body or any other Person set forth on Schedule 5.3(b) shall have been duly obtained, delivered, made or given and shall be in full force and effect, provided that Buyer may waive this requirement and Close on the Regulatory Approval Date, with certain Purchased Assets as Non-Transferred Assets under Section 2.5, in its sole discretion;

(d) there shall not have occurred an event or failure to act causing a Material Adverse Change;

(e) the Sellers shall have delivered, or caused to be delivered, to Buyer all of the items set forth in Section 4.2(a);

(f) Buyer shall not have otherwise terminated this Agreement in accordance with the terms of Section 12.1;

(g) the Sale Order and Confirmation Order, as applicable, shall have been entered and shall not be subject to a appeal or a stay and the Bankruptcy Court shall have provided such other relief as may be necessary or appropriate to allow the consummation of the transactions contemplated by this Agreement. The Confirmation Order shall be acceptable to Buyer and shall contain terms and as requested by Buyer. The Sale Order and Confirmation Order, as applicable, shall have become final and non-appealable orders, unless this condition has been waived by Buyer in its sole discretion;

(h) Telecommunications Regulatory Matters.

(i) Buyer will have been duly licensed and/or registered as a provider of regulated telecommunications services and be in good standing to so provide such regulated telecommunications services in each of the jurisdictions set forth in Schedule 11.1(h)(i) hereto, in which jurisdictions the nature of the business to be conducted by Buyer after the Closing Date makes such licensing or registration of Buyer necessary, unless waived by Buyer in its sole discretion.

(ii) Schedule 11.1(h)(ii) hereto sets forth a list of all filings and regulatory approvals required to be obtained under the Telecommunications Laws to enable Buyer to purchase the Purchased Assets and consummate the transaction contemplated by this Agreement, other than such filings and regulatory approvals that pertain solely to Buyer’s authorization to operate the Purchased Assets after the Closing Date (i.e., applications for certificates of public convenience and necessity or similar authorizations), and includes all filings and regulatory approvals required for Sellers to hold full and complete qualification, licensing and other regulatory approvals for all conduct of the Business.

(iii) All necessary consents, approvals, and authorizations required under the State Telecommunications Laws for the transfer to Buyer of the customer accounts and other assets of Sellers used in providing intrastate telecommunications services will have been obtained, except for approvals relating solely to Non-Transferred Assets approved by Buyer in its sole discretion.

(iv) There shall be no action, order, claim, suit proceeding, litigation, review, notice or, to the Knowledge of Sellers, investigation or inquiry, pending before the FCC or any State Regulatory Commission, relating to or affecting Sellers or any of their respective properties or assets or any officer or director or shareholder of Sellers, or the payments of sums owing to such authorities as set forth on Schedule 5.12 hereto; and

(i) Any necessary management agreement shall have been entered into and any necessary Bankruptcy Court approvals obtained to do so;

(j) All necessary documents, assignments and agreements have been executed to document the DIP Facility and Sale Facility and the Buyer has a fully perfected first priority security interest and priming lien in all prepetition and postpetition assets; and

(k) All assets of Magenta have been included as Purchased Assets, if the Buyer has given Sellers notice regarding such assets; further, all liabilities of Magenta have been discharged or released, under the Plan or otherwise.

11.2 Conditions Precedent to the Obligations of Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties of Buyer set forth in Article VI shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date (or such earlier date), except that those representations and warranties that are qualified by materiality, Material Adverse Change or similar phrase shall be true and correct in all respects as of the date hereof and on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date) with the same force and effect as though made on and as of the Closing Date (or such earlier date), and Sellers shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect;

(b) Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and the Sellers shall have received a certificate signed by an authorized officer of Buyer, dated the Closing Date, to the foregoing effect;

(c) all required consents, approvals and actions of, filings with and notices to any Governmental Body or any other Person set forth on Schedule 5.3(b) shall have been duly obtained, made or given and shall be in full force and effect;

(d) Buyer shall have delivered, or caused to be delivered, to the Sellers all of the items set forth in Section 4.2(b);

(e) at or prior to the Closing, Buyer shall have made arrangements, satisfactory to the Buyer in its sole discretion, to promptly pay the Cure Amount set forth on the Cure Schedule, so that the Contracts and Real Property Leases may be assumed by the Sellers and assigned to Buyer in accordance with the provisions of section 365 of the Bankruptcy Code;

(f) at or prior to the Closing, Buyer shall have paid the Closing Cash Payment through an advance on the Sale Facility;

(g) Buyer shall hold authorization to offer telecommunications services, if required, in each jurisdiction in which Sellers provide such services; or, in those States in which Non-Transferred Assets are located, Buyer shall know of no reason why it cannot obtain all such authorizations from State Regulatory Commissions in the Ordinary Course of Business;

(h) The Sellers shall not have otherwise terminated this Agreement in accordance with the terms of Section 12.1; and

(i) Buyer shall have provided Sellers with the Sale Facility on substantially the same terms and conditions (including priority of liens) as the DIP Facility.

ARTICLE XII
TERMINATION

12.1 Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and Sellers.

(b) automatically and without any action or notice by either the Sellers to Buyer, or Buyer to the Sellers, immediately upon:

(i) the issuance of a final and nonappealable order, decree, or ruling or any other action by a Governmental Body to restrain, enjoin or otherwise prohibit the transfer of the Purchased Assets or any material portion thereof contemplated hereby;

(ii) approval by the Bankruptcy Court of a transaction otherwise selling or disposing of the Purchased Assets; or

(iii) acceptance by Sellers of a transaction otherwise selling or disposing of the Purchased Assets or the Shares pursuant to an Alternative Transaction).

(c) by Buyer, in its sole discretion:

(i) if the Bankruptcy Court has not entered the Sale Order by February 1, 2011;

(ii) if there has been a violation or breach by the Sellers of any material representation, warranty or covenant contained in this Agreement that has not been waived by Buyer;

(iii) on or at any time after the Regulatory Approval Date if the Closing shall not have occurred due to failure to obtain the Regulatory Approval of a Governmental Body;

(iv) if, prior to the Closing Date, Sellers’ Bankruptcy Cases shall be converted into a case under Chapter 7 of the Bankruptcy Code or dismissed, or if a trustee or examiner with expanded powers is appointed in the Bankruptcy Cases;

(v) if there shall be excluded from the Purchased Assets any Contract that is not assignable or transferable pursuant to the Bankruptcy Code or otherwise without the consent of any Person other than any Seller, to the extent that such consent shall not have been given prior to the Closing and such Contract shall, in the opinion of Buyer in its absolute discretion, prevent it from effectively operating the Business; or

(vi) Buyer and Sellers fail to agree to a Wind Down Budget or a Sale Facility Budget by the Closing Date.

(d) by Sellers, prior to the Closing:

(i) if there has been a violation or breach by Buyer of any material representation or warranty contained in this Agreement or any action has occurred with respect to the condition precedent set forth in Section 11.2 that (x) has rendered the satisfaction of any condition to the obligations of Sellers impossible or is not curable or, if curable, has not been cured within ten (10) days following receipt by Buyer of written notice of such breach from Sellers, and (y) has not been waived by Sellers;

(ii) at any time after the Regulatory Approval Date if the Closing shall not have occurred due to failure to obtain the approval of a Governmental Body;

(iii) if Buyer’s obligation to close (other than the accuracy of any Seller’s representations or warranties) have been met, there is no pending appeal and stay pending appeal of the sale contemplated hereunder, Sellers are ready, willing and able to close the sale contemplated hereunder, no Seller is in default of this Agreement, nor is there an event which, with the giving of notice or passing of time, would be a default to this Agreement, and Buyer fails to consummate the Closing within thirty (30) Business Days following the date of satisfaction of the last such condition to Closing;

(iv) if Buyer and Sellers fail to agree to a Wind Down Budget or a Sale Facility Budget by the Closing Date.

12.2 Effect of Termination.  In the event of termination pursuant to Section 12.1, this Agreement shall become null and void and have no effect and no party shall have any liability to any other (other than pursuant to the provisions of this Article XII, Article XIII, provisions of this Agreement that relate to sale of all or part of the Purchased Assets to a purchaser other than the Buyer, and any other provisions of this Agreement that expressly survive termination), provided, however, that nothing in this Section 12.2 shall relieve Buyer or Seller of any liability for a breach of this Agreement prior to the date of termination.  Should Sellers be in breach of any of their representations or warranties contained in this Agreement, Buyer shall be entitled to waive such breach or elect to terminate this Agreement.  If Buyer elects to waive such breach and close the transactions contemplated herein, Buyer shall not be entitled to any damages as a result of such breach and shall not be entitled to set off any of the monies it owes to Sellers under this Agreement as a result of such breach of representation or warranty.

ARTICLE XIII
MISCELLANEOUS

13.1 Survival.  No representations, warranties, covenants and agreements of Seller and Buyer made in this Agreement, including Buyer’s assumption of the Assumed Liabilities, shall survive the Closing Date except where, and only to the extent that, the terms of any such covenant or agreement expressly provide for obligations extending after the Closing, or as otherwise expressly provided in this Agreement.

13.2 Confidential Nature of Information.  The following paragraph is subject to any disclosure requirements under the Bankruptcy Code or imposed by the Bankruptcy Court:

Buyer on the one hand and Sellers on the other hand, each agree that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, at the request of the disclosing party, will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith and all transcripts, notes and summaries thereof. Such non-public documents, materials and information shall not be communicated to any third Person (other than to Buyer’s and Sellers’ counsel, accountants or financial advisors, in each case subject to the recipient’s agreement to keep the same confidential). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that after the Closing, Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Purchased Assets and the Business.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the disclosing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed.  Notwithstanding clause (iii) of the preceding sentence, in the event that any party is required to disclose any confidential information by applicable law, judicial process or rule of any national securities exchange, it is agreed that the party subject to such requirement will provide the other party with prompt notice of such requirement and such party may seek an appropriate protective order if it so desires.

13.3 Notices.  Any notices, demands, requests, consents, approvals, reports or other communications required or permitted by this Agreement must be (i) in writing and is deemed given when (a) delivered personally to the recipient, (b) sent by confirmed facsimile before 5:00 p.m. Eastern Time on a Business Day with a copy of such facsimile sent to the recipient by reputable overnight courier service (charges prepaid) on the same day, (c) five (5) days after deposit in the U.S. mail, mailed by registered or certified mail, return receipt requested, postage prepaid, or (d) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); and (ii) addressed to the other party at the address set forth below, or at such other address as either party may designate from time to time in writing in accordance with this Section.

If to Buyer, to:	Pivotal Global Capacity LLC c/o Pivotal Group, Inc. 3200 E. Camelback Road, Suite 295 Phoenix, AZ 85018 Attention: Jerry Pence Telephone: 602-956-7200 Facsimile: 602-956-2313 JPence@PivotalGroup.com

with a copy to:

Lewis and Roca, LLP 40 North Central Ave Phoenix, AZ 85004 Attention: Susan M. Freeman, Esq. Telephone: 602-262-5756 Facsimile: 602-734-3824 SFreeman@LRLaw.com

If to Sellers, to:	Global Capacity Group, Inc., et al. 200 South Wacker Drive – Suite 1650 Chicago, IL 60606 Attention: Patrick C. Shutt, CEO, Global Capacity Telephone: 312-660-5097 Facsimile: 312-613-2422

with a copy to:

Heller, Draper, Hayden, Patrick & Horn, L.L.C. 650 Poydras Street - Suite 2500 New Orleans, LA 70130 Attention: Douglas S. Draper Telephone: 504-299-3333 Facsimile: 504-525-3761

and

Shefsky & Froelich Ltd 111 East Wacker Drive – Suite 2800 Chicago, IL 60601 Attention: Mitchell D. Goldsmith Telephone: (312) 836-4006 Facsimile: (312) 275-7569

13.4 Successors and Assigns.

(a) Buyer shall have the right to assign to an Affiliate any of its rights or obligations under this Agreement in whole or in part (including the right to acquire any of the Purchased Assets).  In the event of any assignment pursuant to this Section 13.4(a), Buyer shall not be relieved of any liability or obligation hereunder.

(b) Buyer shall have the right to assign this Agreement or any of its rights or obligations hereunder as collateral to any lender of Buyer; provided, however, that no such assignment shall relieve Buyer of its obligations to the Sellers hereunder.

(c) Sellers shall not assign this Agreement or any of their rights or obligations hereunder and any such assignment shall be void and of no effect.

(d) This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto, including any trustee appointed in any of the Bankruptcy Cases or subsequent chapter 7.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided in this Section 13.4.

13.5 Access to Records after Closing.   For a period of five (5) years after the Closing Date, Sellers and their representatives shall have reasonable access to all of the books and records of the Purchased Assets transferred to Buyer hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Business on or prior to the Closing Date.  Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours.  Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 13.5.  If Buyer shall desire to dispose of any of such books and records prior to the expiration of such five-year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.  In the event Sellers seek and receive approval from the Bankruptcy Court to abandon or destroy books and records, Sellers shall advise Buyer of said order and Buyer shall be relieved of its obligations under this Section 13.5 and may, in its sole discretion, destroy any and all books and records related to the Business.

13.6 Entire Agreement; Amendments.  This Agreement (including the Schedules and Exhibits hereto and any management agreement) represents the entire understanding and agreement between the parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.7 Interpretation.  Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  No party shall benefit from any rule construing this Agreement against that party as drafter, and it is acknowledged that the document is jointly drafted.

13.8 Expenses.  Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, except as otherwise provided in this Agreement.

13.9 Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.10 Execution in Counterparts; Facsimile and E-mail Delivery.  This Agreement may be delivered via facsimile or e-mail transmission of an executed counterpart of or signature page to this Agreement and may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Sellers and Buyer and any facsimile, e-mail pdf or photocopy of an executed counterpart of or signature page to this Agreement shall be given the same effect as the original.

13.11 Further Assurances.  On and after the Closing Date (i) Sellers shall deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Sellers in, to or under any or all of the Purchased Assets, and (ii) Sellers shall take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets and to obtain the full benefit thereof.

13.12 Governing Law; Forum.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof), except to the extent that the Laws of such State are superseded by the Bankruptcy Code or other applicable federal Law.  For so long as Seller is subject to the jurisdiction of the Bankruptcy Court or the Bankruptcy Court accepts jurisdiction, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court.  After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction in Delaware.

13.13 Waiver of Jury Trial.  EACH PARTY HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, ANTITRUST CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON-LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH LEGAL COUNSEL OF ITS OWN CHOOSING, OR HAS HAD AN OPPORTUNITY TO DO SO, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS, HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT WITHOUT A JURY.

13.14 Negotiated Agreement.  Each of the Sellers and Buyer acknowledges that it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that, if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

[Signature page follows]

IN WITNESS WHEREOF, the partial hereto have caused this Agreement to be executed the day and year that above written.

SELLERS:

CAPITAL GROWTH SYSTEMS, INC.

By:
Name:
Title:

20/20 TECHNOLOGIES, INC.

By:
Name:
Title:
20/20 TECHNOLOGIES I, LLC

By:
Name:
Title:

CENTREPATH, INC.

By:
Name:
Title:

GLOBAL CAPACITY GROUP, INC.

By:
Name:
Title:

CAPITAL GROWTH ACQUISITION, INC.

By:
Name:
Title:

GLOBAL CAPACITY DIRECT, LLC, (GCD)

By:
Name:
Title:

NEXVU TECHNOLOGIES, LLC

By:
Name:
Title:

FNS 2007, INC.

By:
Name:
Title:

GLOBAL CAPACITY HOLDCO, LLC

By:
Name:
Title:

BUYER:

PIVOTAL GLOBAL CAPACITY, LLC, an Arizona limited liability company

By:	FFN Investments, LLC, an Arizona limited liability company,

Its:	Sole Member

By:	Pivotal Capital Corporation, an Arizona corporation

Its:	Manager

By:
Richard Garner
	Its:	Treasurer